Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 8, 2010

AMONG

CALIPER LIFE SCIENCES, INC.,

CRICKET ACQUISITION CORPORATION,

THEODORE I. LES, AS STOCKHOLDER REPRESENTATIVE,

AND

CAMBRIDGE RESEARCH AND INSTRUMENTATION, INC.

i

EXHIBITS:

EXHIBIT A	FORM OF VOTING AGREEMENT
EXHIBIT A1	FORM OF CERTIFICATE OF MERGER
EXHIBIT B	FORM OF ESCROW AGREEMENT
EXHIBIT C	FORM OF EXCHANGE AGENT AGREEMENT
EXHIBIT D	FORM OF LETTER OF TRANSMITTAL
EXHIBIT E	FORM OF WRITTEN CONSENT
EXHIBIT F	FORMS OF QUESTIONNAIRE
EXHIBIT G	FORM OF LOCK-UP AGREEMENT

SCHEDULE:

SELLER DISCLOSURE SCHEDULE

v

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of December 8, 2010 by and among Caliper Life Sciences, Inc., a Delaware corporation (“Buyer”), Cricket Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of Buyer (“Merger Sub”), Cambridge Research and Instrumentation, Inc., a Delaware corporation (the “Company”), and Theodore I. Les, solely in his capacity as the representative of the stockholders of the Company (the “Stockholder Representative”).  Buyer, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire the Company in order to advance each of their long-term business interests; and

WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Buyer and the stockholders of the Company becoming stockholders of Buyer; and

WHEREAS, as a condition to the willingness of, and an inducement to, Buyer and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of shares of the Company’s common stock are entering into voting agreements in substantially the form of Exhibit A attached hereto (the “Voting Agreements”); and

WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1
THE MERGER

Section 1.1.                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Buyer.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2.                                 The Closing.  The closing of the Merger (the “Closing”) shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts, at 10:00 a.m. on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction (except to the extent waived in accordance with

Article 4) of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken, or waived, at the Closing) set forth in Article 4, or on such other date, and at such other time or place, as Buyer and the Company may mutually agree in writing.

Section 1.3.                                 Actions at the Closing. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A1 (the “Certificate of Merger”).  The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

Section 1.4.                                 Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5.                                 Certificate of Incorporation and By-laws.  At the Effective Time and without further action on the part of the Parties, (i) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company immediately prior to the Effective Time until thereafter amended as provided by the DGCL and (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of the Company immediately prior to the Effective Time until thereafter amended as provided by the DGCL.

Section 1.6.                                 Directors and Officers of Surviving Corporation.  The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.  The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

Section 1.7.                                 Conversion of Securities, Etc.

(a)                                 Certain Definitions.  As used in this Agreement, the following terms shall have the meanings specified below:

(i)                                     “Average Share Price” means, for any specified period or date, the volume weighted average of the per share selling prices on the Nasdaq Global Market as reported by Nasdaq (the “NASDAQ”), of Buyer Shares for such period or date.

(ii)                                  “Buyer Shares” shall mean shares of the common stock, $0.001 par value per share, of Buyer.

(iii)                               “Cashed-Out Holders” shall mean holders of record of fewer than 7,000 shares of Company Common Stock as of the Effective Time; provided, however, that such number of shares may be reduced at the election of the Company to the extent that the Company receives an opinion of counsel to the Company to the effect that such reduction is necessary to ensure that the value of the Buyer Shares issued hereunder represents at least 80% of the consideration paid under this Agreement, determined at the Effective Time and in accordance with the requirement of Section 368(a)(2)(E) of the Code relating to the issuance of sufficient stock to constitute “control” within the meaning of that section.  Notwithstanding the foregoing, Cashed-Out Holders shall not include any holders who hold Dissenting Shares as of the Effective Time.

(iv)                              “Closing Proportion of Share to Cash Consideration” means the proportion of Effective Time Value of Share Consideration to Effective Time Cash Consideration.

(v)                                 “Closing Share Price” means the Average Share Price of the Buyer Shares for the 5 trading day period ending on the last trading day prior to the Effective Time if the Effective Time occurs on or following the 5th trading day after the date hereof, or (ii) for the period commencing with the trading day immediately prior to the date hereof and ending on the last trading day prior to the Effective Time if the Effective Time occurs on a date prior to the 5th trading day after the date hereof; provided, that:

(A)                               in the event that the Closing Share Price is less than or equal to $5.80, the Closing Share Price shall be deemed to be $5.80; and

(B)                               in the event that the Closing Share Price is greater than or equal to $6.28, the Closing Share Price shall be deemed to be $6.28.

(vi)                              “Company Holders” shall mean the Stockholders other than the Cashed-Out Holders.

(vii)                           “Effective Time Cash Consideration” means the aggregate amount of cash payments made to the Cashed-Out Holders at the Closing.

(viii)                        “Effective Time Share Consideration” means that number of Buyer Shares issued at the Closing equal to (x) $20,000,000, minus the Net Closing Indebtedness, minus the Effective Time Cash Consideration, plus or minus any Working Capital Adjustment that is agreed to prior to the Closing pursuant to Section 1.8(f), divided by (y) the Closing Share Price.

(ix)                              “Effective Time Consideration Per Outstanding Company Share” means the quotient of (x) $20,000,000, minus the Net Closing Indebtedness, plus the Hypothetical Option Proceeds, plus or minus any Working Capital Adjustment that is agreed to prior to the Closing pursuant to Section 1.8(f), divided by (y) the number of shares of Company Common Stock outstanding at the Effective Time, which shall be deemed to include the Hypothetical Option Shares.

(x)                                 “Effective Time Value of Share Consideration” means the product of (A) Effective Time Share Consideration times (B) the Closing Share Price.

(xi)                              “Hypothetical Option Proceeds” means the cash proceeds that would be received by the Company in the event of the cash exercise immediately prior to the Effective Time of all In-the-Money Options, or $1,523,200.

(xii)                           “Hypothetical Option Shares” means the number of shares of Company Common Stock that would be issuable upon the cash exercise immediately prior to the Effective Time of all outstanding In-the-Money Options, or 377,300 shares.

(xiii)                        “Indemnifying Party” means any Person or Persons required to provide indemnification under this Agreement; provided that in the case of the Company Holders and the Cashed-Out Holders as the Indemnifying Party all actions to be taken on their behalf shall be taken by the Stockholder Representative in his capacity as representative of the Company Holders and the Cashed-Out Holders, without inferring any liability on the part of the Stockholder Representative in respect of the indemnification obligations applicable to the Company Holders and the Cashed-Out Holders.

(xiv)                       “Indemnified Party” means a Buyer Indemnified Party or a Company Indemnified Party, as the context requires.

(xv)                          “In-the-Money Options” means all outstanding Stock Options for which the exercise price is less than or equal to the Effective Time Consideration Per Outstanding Company Share.

(xvi)                       “Independent Accountant” shall mean BDO Seidman LLP or such other independent accounting firm of national reputation as may be mutually acceptable to the Buyer and Stockholder Representative.

(xvii)                    “Net Closing Indebtedness” means (i) (a) the Indebtedness for borrowed money owed by the Company as of the Effective Time, including, without limitation, the amounts owed to Silicon Valley Bank, Massachusetts Capital Resource Company, iXCore SAS, AntiCancer, Inc. and the holders of the promissory notes set forth on Section 1.7(a)(xvii) of the Disclosure Schedule, including any related pre-payment fees, as set forth on Section 1.7(a)(xvii) of the Disclosure Schedule, (b) any accrued and unpaid long-term incentive compensation expense, including any such expense accrued under the FY2002 variable compensation plan, the FY2002 accrued bonuses payable to non-exempt Company employees, and FY2003 bonus, and (c) all of the Company’s costs, expenses and other payments incurred in connection with the transactions contemplated by this Agreement  (which shall include extinguishment of the MCRC Warrant and delinquent state tax remittance paid or payable, but which shall not include any payments, except as set forth in part (i)(c) of Section 1.7(a)(xvii) of the Disclosure Schedule, that are or become payable immediately in connection with the Merger to any employee of the Company pursuant to any employment, change in control, severance or similar arrangements or agreements, each as set forth on Section 1.7(a)(xvii) of the Disclosure Schedule), less (ii) the amount of cash held by the Company as of the Effective Time (provided that the amount of such cash is positive; if the Company is in an overdraft position as of the Effective Time, the amount of such overdraft shall be added to Net Closing Indebtedness).  Net Closing Indebtedness shall not include other liabilities such as accounts payable, current accrued employee compensation and benefits, accrued warranty, other accrued liabilities, deferred revenue, and capital lease obligations, all of which would be assumed and satisfied by Buyer in the ordinary course of business.

(xviii)                 “Stock Options” means all outstanding options to purchase shares of Company Common Stock, as set forth in Section 2.4(d) of the Disclosure Schedule.

(xix)                       “Target Working Capital” means $1,863,000, calculated as set forth on Section 1.7(a)(xxiv) of the Disclosure Schedule).

(xx)                          “Working Capital Adjustment Shares” means that number of Buyer Shares equal to (i) the Working Capital Adjustment, as determined in accordance with Section 1.8 following the Closing, divided by (ii) the Average Share Price as of the Effective Time.

(xxi)                       “Working Capital Share Amount” means (x) the Working Capital Adjustment Shares divided by (y) the number of shares of Company Common Stock outstanding at the Effective Time, which shall be deemed to include all shares of Company Common Stock issued or deemed issued in connection with the net exercise of all In-the-Money Options at the Effective Time.

(b)                                 Conversion of Company Securities

(i)                                     At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Company’s Board of Directors or the holder of any shares of Company Common Stock (collectively, the “Stockholders”), except as otherwise provided in Section 1.12:

(A)                               each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), other than shares held by Cashed-Out Holders, shall be converted into the right to receive: (i) at the Effective Time, that number of Buyer Shares in an amount equal to the Effective Time Consideration Per Outstanding Company Share divided by the Closing Share Price and (ii) at such time and only to the extent it becomes distributable pursuant and subject to the provisions of Section 1.8, an amount equal to the Working Capital Share Amount; and

(B)                               each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) that is held by a Cashed-Out Holder shall be converted into the right to receive: (i) at the Effective Time, an amount in cash equal to the Effective Time Consideration Per Outstanding Company Share and (ii) at such time and only to the extent it becomes distributable pursuant and subject to the provisions of Section 1.8, an amount in cash equal to the Working Capital Share Amount.

The consideration provided for in this Section 1.7(b)(i) may be referred to in this Agreement as the “Merger Consideration.”

(ii)                                  Buyer shall deposit into an escrow account with the Escrow Agent pursuant to the provisions of an escrow agreement with the Escrow Agent dated as of the Effective Time, substantially in the form of Exhibit B hereto (the “Escrow Agreement”) (A) for the benefit of the Company Holders at the Effective Time, Buyer Shares in an amount equal to 8.33% of the Effective Time Share Consideration and (B) for the benefit of the Cashed-Out Holders at the Effective Time, cash in an amount equal to 8.33% of the Effective Time Cash

Consideration; provided, however that the aggregate value of such Buyer Shares and cash deposited with the Escrow Agent shall not exceed or be less than $1,000,000.

(iii)                               In connection with the Merger, (A) in all events the Buyer shall issue a total number of Buyer Shares such that the value of the Buyer Shares issued hereunder represents at least 80% of the consideration paid under this Agreement, determined at the Effective Time and in accordance with the requirement of section 368(a)(2)(E) of the Code relating to the issuance of sufficient stock to constitute “control” within the meaning of that section, and (B) in no event shall the Buyer issue a total number of Buyer Shares such that the total number of Buyer Shares exceeds 19.99% of the number of Buyer Shares outstanding on the date preceding the Closing Date.

(iv)                              In the event that this Agreement is terminated without the Merger having been consummated, Merger Sub or Exchange Agent, as the case may be, shall return all shares of Company Common Stock submitted or transferred to the Merger Sub or Exchange Agent pursuant to Section 1.9.

(c)                                  Cancellation.  Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(d)                                 Stock Options.  The Company shall take all necessary and appropriate actions (including obtaining any necessary consents) such that: (i) each In-the-Money Option, whether or not vested or exercisable, shall be exercisable until immediately prior to the Effective Time, contingent on the consummation of the Merger, for shares of Company Common Stock; (ii) each In-the-Money Option that is not exercised prior to the Effective Time shall be cancelled and converted into the right to receive a cash payment at the Effective Time equal to the number of shares of Company Common Stock that remain covered by such unexercised option (whether or not such option is otherwise vested and exercisable) multiplied by an amount equal to the excess of the Effective Time Consideration Per Outstanding Company Share over the option exercise price per share, and (iii) immediately prior to the Effective Time, each unexercised Stock Option other than an In-the-Money Option, whether or not vested or exercisable, shall be terminated by the Company and be of no further force in accordance with the terms of the applicable Stock Option Plan (and/or any Contract memorializing such Stock Options). Except as otherwise provided herein with respect to the exchange of In-the-Money Options for the right to receive a cash payment at the Effective Time (pursuant to part (ii) of the preceding sentence), upon the cancellation of any Stock Options, there shall be no amounts payable by Buyer, Merger Sub, or the Surviving Corporation with respect thereto.  Further, the Company shall take all action to ensure that, immediately prior to the Effective Time, all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any Stock Options shall have been cancelled. Two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a true, complete and correct list of all Stock Options as of immediately prior to the Effective Time (together with the exercise price therefor).  Prior to the Effective Time, the Company shall have adopted all amendments, if necessary, to its Stock Option Plan, and any other Contracts, and taken all other actions, if any, necessary to effect the changes to the Stock Options provided for in this Section 1.7(d).

(e)                                  Capital Stock of Merger Sub.  Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation.

(f)                                   Effect on Company Common Stock.  At the Effective Time, the shares of Company Common Stock converted into the right to receive Merger Consideration in accordance with this Section 1.7 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive its portion of the Merger Consideration.  The right of any Stockholder to receive a portion of the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Law.

(g)                                  Fractional Shares.  No certificates or scrip representing less than one Buyer Share shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Certificate.  In lieu of any such fractional share, each Stockholder who would otherwise have been entitled to a fraction of a Buyer Share shall be paid, upon such surrender, cash (without interest) in an amount equal to such fraction multiplied by the Closing Share Price.

Section 1.8.                                 Working Capital Adjustment.

(a)                                 No more than five (5) Business Days and no fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer an estimated balance sheet for the Company as of the Effective Time, which shall be prepared on a basis in accordance with GAAP and shall be estimated in good faith, together with a calculation of the estimated working capital of the Company (the “Working Capital”) as of the Effective Time (the “Estimated Working Capital Statement”).  The Working Capital of the Company shall not include cash, the Net Closing Indebtedness, any payments that are or become payable immediately in connection with the Merger to any employee of the Company pursuant to any employment, change in control, severance or similar arrangements or agreements, which payments are set forth in Section 1.8(a) of the Disclosure Schedule, or any amounts due to the Stockholders pursuant to this Agreement or otherwise, but shall include any deferred revenue, either short-term or long-term, on the Company’s balance sheet as of the Effective Time, and shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements.  In the event that Buyer does not agree with any items included (or not included) in the Estimated Working Capital Statement, the Company and Buyer shall negotiate in good faith prior to the Closing to mutually agree as promptly as practicable on an acceptable Estimated Working Capital Statement. If the parties are able to reach agreement as to the Estimated Working Capital Statement prior to the Closing, then the Effective Time Consideration Per Outstanding Company Share shall be adjusted as set forth in Section 1.8(e).

(b)                                 If the parties are not able to reach agreement as to the Estimated Working Capital Statement prior to the Closing, then within thirty (30) days following the Closing Date, Buyer shall prepare (or cause to be prepared) and deliver to the Stockholder Representative (i) an unaudited balance sheet of the Company as of the open of business on the Closing Date, prepared on a basis consistent with GAAP and (ii) a statement (the “Closing Working Capital Statement”) setting forth Buyer’s good faith calculation of the Working Capital derived therefrom in accordance with this Agreement.

(c)                                  The Stockholder Representative shall deliver to Buyer, by the date that is no later than twenty (20) days following receipt by the Stockholder Representative of the Closing Working Capital Statement (the “Objection Deadline Date”), either a notice indicating that the Stockholder Representative accepts the Closing Working Capital Statement, or a statement (the “Objection Notice”) describing its objections (if any) to the calculation of Working Capital contained in the Closing Working Capital Statement.  Buyer will provide to the Stockholder Representative reasonable access to the books and records of the Company and to the employees and representatives of the Company to the extent reasonably requested to verify the information presented on the Closing Working Capital Statement.  If the Stockholder Representative delivers to Buyer a notice accepting the Closing Working Capital Statement, or the Stockholder Representative does not deliver a timely Objection Notice by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance, or 11:59 p.m. local time on the Objection Deadline Date if neither a notice of acceptance nor an Objection Notice is delivered at or before such time, the calculation of Working Capital as reflected on the Closing Working Capital Statement shall be deemed to be final, and a Working Capital Adjustment shall be made as set forth in Section 1.8(e).

(d)                                 If the Stockholder Representative timely delivers an Objection Notice, the objections to the Closing Working Capital Statement shall be resolved as follows:

(i)                                     Buyer and the Stockholder Representative shall first use reasonable efforts to resolve such objections.

(ii)                                  If Buyer and the Stockholder Representative do not reach a resolution of all objections set forth in the Objection Notice within twenty (20) days after delivery of the Objection Notice, Buyer and the Stockholder Representative shall, within twenty (20) days following the expiration of such twenty (20) day period, engage the Independent Accountant, pursuant to an engagement agreement, in commercially reasonable form, executed by Buyer, the Stockholder Representative and the Independent Accountant, to resolve any unresolved objections set forth in the Objection Notice (the “Unresolved Objections”).

(iii)                               Immediately following the engagement of the Independent Accountant, Buyer and the Stockholder Representative shall jointly submit to the Independent Accountant, a copy of the Estimated Working Capital Statement, the Closing Working Capital Statement, the Objection Notice and a statement setting forth the resolution of any objections agreed to by Buyer and the Stockholder Representative.  Each of Buyer and the Stockholder Representative shall submit to the Independent Accountant (with a copy delivered to the other Party on the same day) (A) within twenty (20) days after the date of the engagement of the Independent Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections and (B) such work papers and other documents and information relating to the Unresolved Objections as the Independent Accountant may reasonably request and are available to that Party (or its accountants).  Each of Buyer and the Stockholder Representative may (but shall not be required to) submit to the Independent

Accountant (with a copy delivered to the other Party on the same day), within thirty (30) days after the date of the engagement of the Independent Accountant, a memorandum responding to the initial memorandum submitted to the Independent Accountant by the other Party.  The Independent Accountant may also be provided with the calculations used to determine the Target Working Capital.  Unless requested by the Independent Accountant in writing, neither Party may present any additional information or arguments to the Independent Accountant, either orally or in writing.

(iv)                              Within thirty (30) days after the date of the engagement of the Independent Accountant, the Independent Accountant shall determine whether the objections raised by the Stockholder Representative are appropriate, and shall issue a ruling in writing, which shall include the Closing Working Capital Statement, as adjusted pursuant to any resolutions of objections agreed upon by Buyer and the Stockholder Representative and the Independent Accountant’s resolution of the Unresolved Objections. The Closing Working Capital Statement, as so adjusted, shall be deemed to be final.  The Independent Accountant shall issue a ruling only in respect of the Unresolved Objections, and the Independent Accountant’s ruling shall be based upon and be consistent with the terms and conditions in this Agreement.  In deciding any matter, the Independent Accountant (A) shall be bound by the provisions of this Section 1.8 and (B) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Buyer or the Stockholder Representative or less than the smallest value for such item claimed by Buyer or the Stockholder Representative.

(v)                                 The resolution by the Independent Accountant of the Unresolved Objections shall be (A) conclusive and binding upon Buyer and the Stockholder Representative and (B) final and non-appealable for all purposes hereunder; provided, however, that such ruling may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its ruling or failed to follow the provisions of this Agreement.  Buyer and the Stockholder Representative agree that the procedure set forth in this Section 1.8 for resolving disputes with respect to the Closing Working Capital Statement and the Working Capital Adjustment shall be the sole and exclusive method for resolving any such disputes.

(vi)                              The fees and expenses of the Independent Accountant incurred shall be borne by the Stockholder Representative, on the one hand, and the Buyer, on the other hand, in direct proportion to the degree to which disputed matters are resolved against their respective interests, and any such fees payable by the Stockholder Representative shall be paid by it through a deduction from the Escrow Amount.

(e)                                  The Merger Consideration shall be adjusted to take into account the extent to which the Working Capital of the Company on the Closing Date, as finally determined in accordance with this Section 1.8 (the “Final Working Capital”), is less than or greater than, as the case may be, the Target Working Capital (such difference referred to as the “Working Capital Adjustment”).  If the Final Working Capital is less than the Target Working Capital, then Buyer Shares and cash, in accordance with the Closing Proportion of Share to Cash Consideration and based on the Closing Price, in an aggregate amount equal to the Working Capital Adjustment shall be returned to Buyer from the Escrow Fund (and the Stockholder

Representative and Buyer shall promptly deliver a joint instruction letter to the Escrow Agent authorizing the release of such Buyer Shares and cash from the Escrow Fund). If the Final Working Capital is greater than the Target Working Capital, then Buyer shall transfer Buyer Shares and cash, in accordance with the Closing Proportion of Share to Cash Consideration and based on the Closing Price, in an aggregate amount equal to the Working Capital Adjustment to the Exchange Agent for distribution to the Company Holders and the Cashed-Out Holders in accordance with the Exchange Agent Agreement, which Buyer Shares and cash shall be distributed to the Company Holders and which cash shall be distributed to the Cashed-Out Holders in the same manner as if such Buyer Shares and cash had been available for distribution to the Stockholders as of the Effective Time.  Any such release of cash or issuance of Buyer Shares under this Section 1.8(e) shall be made within fifteen (15) business days after the Closing Working Capital Statement is finalized in accordance with this Section 1.8.  Notwithstanding anything to the contrary contained herein, payment of the Working Capital Adjustment to or by Cashed-Out Holders shall be in the form of cash, rather than Buyer Shares, with each Buyer Share valued at the Closing Share Price for this purpose.

(f)                                   If the parties are able to reach agreement as to the Estimated Working Capital Statement prior to the Closing, and the Final Working Capital is less than the Target Working Capital, then the amount of the Working Capital Adjustment shall be subtracted from the calculation of the Effective Time Consideration Per Outstanding Company Share. If the parties are able to reach agreement as to the Estimated Working Capital Statement prior to the Closing, and the Final Working Capital is greater than the Target Working Capital, then the amount of the Working Capital Adjustment shall be added to the calculation of the Effective Time Consideration Per Outstanding Company Share. Notwithstanding anything to the contrary in this Section 1.8, no Working Capital Adjustment shall be made if the difference between the Final Working Capital and the Target Working Capital is less than $50,000 (whether such amount is positive or negative).

Section 1.9.                                 Exchange Procedures.

(a)                                 Wells Fargo has been appointed to serve as the exchange agent (the “Exchange Agent”) to effect the exchange of Certificates for Merger Consideration, in accordance with Section 1.7 and pursuant to the provisions of an exchange agent agreement with the Exchange Agent dated as of the Effective Time, in substantially in the form of Exhibit C hereto (the “Exchange Agent Agreement”). At the Effective Time, Buyer shall deposit or cause the Merger Sub to deposit with the Exchange Agent, for the benefit of the Stockholders and Cashed-Out Holders, for exchange in accordance with this Article 1, the aggregate Effective Time Cash Consideration and Effective Time Share Consideration, except for that portion thereof comprising the Escrow Amount, which Buyer will deliver or cause Merger Sub to deliver at the Effective Time to the Escrow Agent, in accordance with the terms hereof, the Exchange Agent Agreement and the Escrow Agreement.

(b)                                 Prior to or as soon as practicable after the Closing, the Company shall provide to each holder of a Certificate (i) a notice and letter of transmittal in substantially the form attached as Exhibit D hereto (a “Letter of Transmittal”) and (ii) instructions for effecting the surrender of such Certificates in exchange for the right to receive a portion of the Merger Consideration with respect to each of the shares of Company Common Stock represented thereby.

Following surrender of a Certificate to Buyer, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, a properly executed substitute Form W-9 or Form W-8BEN, if applicable, from such Stockholder Buyer shall, subject to the deposit of the Escrow Amount with the Escrow Agent, (A) cause to be issued to such Stockholder, in cases where such Stockholder is not a Cashed-Out Holder, the Effective Time Share Consideration into which the shares of Company Common Stock represented by such Certificate were converted pursuant to Section 1.7, and (B) cause to be paid to such Stockholder, in cases where such Stockholder is a Cashed-Out Holder, by check or by wire transfer, the Effective Time Cash Consideration into which the shares of Company Common Stock represented by such Certificate were converted pursuant to Section 1.7, without any interest thereon, and in each case the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive a portion of the Merger Consideration with respect to the shares of Company Common Stock represented thereby, without interest. The Buyer Shares included in the Escrow Amount, once paid and deposited with the Escrow Agent at the Effective Time, shall be property owned by the respective Stockholders in accordance with their pro rata interests therein, subject, however, to the claims of Buyer in respect thereof pursuant hereto and the Escrow Agreement, and unless and until released to Buyer in payment of any finally-determined claim by a Buyer Indemnified Party hereunder, the Stockholders shall have and retain all dividend and voting rights in respect of the Buyer Shares included in the Escrow Amount held by the Escrow Agent from time to time.

(c)                                  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Effective Time Consideration with respect to the shares of Company Common Stock represented thereby pursuant to Section 1.7.

Section 1.10.                          Release of Indemnification Escrow.

(a)                                 On the first anniversary of the Closing Date (the “Release Date”), Buyer Shares and cash having an aggregate value equal to the amount by which the value of the Escrow Amount as of the Release Date exceeds the Release Date Indemnification Amount as of such date shall be released to the Stockholders (such Buyer Shares to be released to the Company Holders and such cash to be released to the Cashed-Out Holders) from which a properly executed Letter of Transmittal and duly endorsed Certificate (or Certificates, as applicable) with respect thereto have been received by Buyer, in each case as of immediately before the Effective Time and pro rata, based on the Effective Time Consideration Per Outstanding Company Share to be received by each of them relative to the aggregate Effective Time Share Consideration and Effective Time Cash Consideration. Buyer may direct the Escrow Agent in accordance with the terms of the Escrow Agreement to continue to hold a portion of the Escrow Amount equal in value (determined in accordance with the terms of the Escrow Agreement) to the amount of Damages estimated in good faith by Buyer and set forth in the Claim Notice.

(b)                                 Following the Release Date, if any indemnification claim relating to an Unresolved Amount, is finally resolved, then Buyer Shares and cash having a value equal to the excess amount so withheld shall be released to the Stockholders (such Buyer Shares to be released to the Company Holders and such cash to be released to the Cashed-Out Holders) from which a properly executed Letter of Transmittal and duly endorsed Certificate (or Certificates, as applicable) with respect thereto have been received by Buyer, in each case as of immediately before the Effective Time and pro rata, based on the Effective Time Consideration Per Outstanding Company Share to be received by each of them relative to the aggregate Effective Time Share Consideration and Effective Time Cash Consideration.

(c)                                  “Escrow Amount” means Buyer Shares in an amount equal to 8.33% of the aggregate Effective Time Share Consideration and cash in an amount equal to 8.33% of the aggregate Effective Time Cash Consideration; provided, however that the aggregate value of such Buyer Shares and cash deposited with the Escrow Agent shall not exceed or be less than $1,000,000.

(d)                                 “Release Date Indemnification Amount” means, on a given date, the sum, as of such date and without duplication, of (i) the finally resolved aggregate amount to which Buyer is entitled to indemnification pursuant to Article 7 and (ii) the amount subject to an asserted, but unresolved claim for Damages estimated in good faith by Buyer for which Buyer has provided a Claim Notice to the Stockholder Representative pursuant to the terms of Article 7 (the “Unresolved Amount”).

Section 1.11.                          Close of Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company Common Stock on the records of the Company.  From and after the Effective Time, no shares of the Company Common Stock shall be deemed to be outstanding, and the holders of shares of the Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

Section 1.12.                          Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, any shares of the Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Closing, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Buyer and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Buyer and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under Law.

Section 1.13.                          Voting Agreements. Concurrently with the execution of this Agreement, each Stockholder (and any affiliated entities) listed on Schedule 1.13 (which shall represent holders of not less than 51% of the outstanding shares of Company Common Stock as of the date of this Agreement) shall have executed a Voting Agreement and delivered it to the Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article 2 are correct and complete as of the date of this Agreement, except as otherwise set forth in the Disclosure Schedule identified below in this Article 2 delivered by the Company to Buyer on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and subsections contained in this Article 2. Disclosure made in any particular Schedule shall be deemed made in any other Schedule or Schedules to which the relevance of such disclosure is reasonably apparent from the text of such disclosure.

Section 2.1.                                 Organization and Standing.  The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary (which jurisdictions are listed in Section 2.1(c) of the Disclosure Schedule), except where the failure to be so qualified, licensed and in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.  The Company has made available to Buyer complete and correct copies of its Constitutive Documents, as amended.  The Company has made available to Buyer and its Representatives true and complete copies of the stock certificate and transfer books and the minute books of the Company, each of which is true and complete.

Section 2.2.                                 Power and Authority; Binding Agreement. Subject to obtaining the approval of the holders of the Company’s Capital Stock, (i) the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the Merger and the other transactions contemplated hereby and thereby (including, without limitation, the actions related to stock options described in Section 1.7(d) above) and to perform its obligations hereunder and thereunder, and (ii) the execution and delivery by the Company of this Agreement and the Transaction Documents, and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company or the holders of its Capital Stock shall be necessary to authorize this Agreement or the Transaction Documents or to consummate the Merger and the other transactions contemplated hereby.  This Agreement and the Transaction Documents have been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in equity or at law).

Section 2.3.                                 Authorization.

(a)                                 The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement, the Transaction Documents and the other transactions contemplated hereby and thereby, (ii) determining that the Merger Consideration is fair to the stockholders of the Company and declaring that the Merger and the other transactions contemplated hereby and in the Transaction Documents are in the best interests of the Company’s stockholders, (iii) authorizing the Company to enter into this Agreement and the Transaction Documents, and to consummate the Merger and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, as applicable, (iv) directing that the Merger and this Agreement and the Transaction Documents be submitted to the stockholders of the Company for a vote for approving and adopting the Merger and this Agreement and the Transaction Documents and (v) recommending that the Company’s stockholders vote to approve and adopt the Merger and this Agreement and the Transaction Documents. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to the Merger, this Agreement, the Transaction Documents or any other transaction contemplated hereby or thereby.

(b)                                 The execution and delivery by the Company of this Agreement and the Transaction Documents and, subject to the adoption of this Agreement and the Transaction Documents, the approval of the Merger, and the approval of the appointment of the Stockholder Representative by a majority of the votes represented by the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Merger (the “Stockholder Approval”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  Holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Transaction Documents and the Merger have executed valid and binding Voting Agreements pursuant to which such holders have contractually committed themselves to vote the shares of Company Common Stock owned by such holders for the approval this Agreement and the Merger.

Section 2.4.                                 Capitalization.

(a)                                 The authorized Capital Stock of the Company consists of 4,500,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which 2,068,150 shares are issued and 1,998,818 are outstanding, with 69,332 shares held in the treasury of the Company, in each case, as of the date of this Agreement.

(b)                                 Section 2.4(b) of the Disclosure Schedule sets forth a complete and accurate list of the holders of Company Common Stock, showing the number of shares of such Company Common Stock held by each such stockholder.  None of the outstanding Company Common Stock is Restricted Stock.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding shares of Company Common Stock have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal securities Laws and in material compliance with all applicable state securities Laws.

(c)                                  Section 2.4(c) of the Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued thereunder, the number of shares of Company Common Stock subject to outstanding options thereunder and the number of shares of Company Common Stock reserved for future issuance thereunder. Except as set forth in Section 2.4(c) of the Disclosure Schedule, all outstanding Employee Stock options have been granted under a Company Stock Plan.

(d)                                 Section 2.4(d) of the Disclosure Schedule sets forth a complete and accurate list of all (i) holders of outstanding Employee Stock Options, indicating, with respect to each Employee Stock Option, the Company Stock Plan (if any) under which it was granted, the number of shares of Company Common Stock subject to such Employee Stock Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto) and (ii) holders of all outstanding Warrants, indicating, with respect to each such Warrant, the number of shares of Company Common Stock subject to such Warrant, the exercise price, the date of grant, and the termination date of such Warrant.  Other than the Employee Stock Options listed on Section 2.4(d) of the Disclosure Schedule and the Warrants listed on Section 2.4(d) of the Disclosure Schedule, there are no outstanding Employee Stock Options or Warrants.  All of the shares of Company Capital Stock subject to Employee Stock Options will be, upon issuance pursuant to the exercise of such Contracts and Company Stock Plans, duly authorized, validly issued, fully paid and nonassessable.  No Employee Stock Option is exercisable for any class or series of Capital Stock of the Company other than Company Common Stock. All Warrants outstanding as of the date hereof will have been terminated prior to the Effective Time.

(e)                                  None of the shares of Company Capital Stock have been issued in violation of any subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, conversion right, Employee Stock Option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party or otherwise.  None of the shares of Company Capital Stock are subject to any subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is subject, bound or a party or otherwise.  Except as set forth in this Section 2.4 or in any subsection of Section 2.4 of the Disclosure Schedule, (i) the Company has no obligation (contingent or otherwise) to issue or otherwise sell any Capital Stock, subscription, Warrant, option, call, commitment, right of first refusal, preemptive right, Employee Stock Option, convertible security, “phantom” stock right or other such right, or to issue, distribute or otherwise sell to holders of any shares of its Capital Stock any evidences of Indebtedness or assets of the Company, (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its Capital Stock or any interest therein (and the Company has not purchased, redeemed or otherwise acquired any shares of its Capital Stock or any interest therein within the two years prior to the date of this Agreement) or to pay any dividend or to make any other distribution in respect thereof, and (iii) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Capital Stock or the value of the Company or any part thereof.  There are no equity securities of the Company reserved for issuance for any purpose, other than as disclosed on Section 2.4(d) of the Disclosure Schedule.

(f)                                   Except as set forth in Section 2.4(f) of the Disclosure Schedule, there is no Contract between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of any Company Common Stock.  The transfer restrictions in any applicable agreement have been waived by the Company and each holder of Company Common Stock in connection with the Merger, this Agreement and the other transactions contemplated hereby.

(g)                                  The Company has no Subsidiaries and does not own or control, directly or indirectly, any shares of Capital Stock of any other Person.  No Subsidiary of the Company has ever conducted an active trade or business. There is no Indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

Section 2.5.                                 Noncontravention.

(a)                                 The execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the Merger and the other transactions contemplated hereby and thereby and the compliance by the Company with the provisions of this Agreement and the Transaction Documents do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of the Company, (ii) except as set forth in Section 2.5(a)(ii) of the Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which the Company is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Company has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 2.5(a)(ii), any (1) Law or (2) Judgment, in each case, applicable to the Company or its properties or assets, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(b)                                 No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the Transaction Documents, the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby or the compliance by the Company with the provisions of this Agreement and the Transaction Documents, except for (i) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair the ability of the Company to perform its obligations under this Agreement and the Transaction Documents or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby and thereby or cause a Material Adverse Change.

Section 2.6.                                 Compliance with Laws.  The Company is, and since January 1, 2010 has been, in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses or operations, except where the failure to be in compliance would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.  Except as set forth in Section 2.6 of the Disclosure Schedule, the Company has not received, since January 1, 2010, a notice or other written communication alleging a possible violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.

Section 2.7.                                 Permits.  The Company validly holds and has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its businesses as now conducted, in each case the absence of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit, except for violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.  The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the consummation of the Merger, the execution and delivery of this Agreement or the other transactions contemplated hereby.  No proceeding is pending or, to the knowledge of the Company, threatened seeking the revocation or limitation of any Permit.  Section 2.7 of the Disclosure Schedule lists each Permit issued or granted to or held by the Company, the failure of which to be obtained could reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change.  All of the Permits listed on Section 2.7 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

Section 2.8.                                 Financial Statements.

(a)                                 Section 2.8 of the Disclosure Schedule sets forth the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal year ended on the Most Recent Audited Financials Date and the two previous fiscal years, together with the footnotes thereto and the report of the auditors thereon, and the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the 11-month period ended on the Most Recent Balance Sheet Date (together, the “Financial Statements”).  The Financial Statements (a) are consistent with the books and records of the Company, (b) have been prepared in accordance with GAAP and (c) present fairly in all material respects the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.

(b)                                 The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. The Company does not have, has not recently remedied and is not reasonably likely to have any material weakness or significant deficiency (as such terms are used by the U.S. Public Company Accounting Oversight Board) or any important shortcoming in its process for evaluation of internal controls.

(c)                                  All accounts receivable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are current and arose from valid transactions in the Ordinary Course of Business with unrelated third parties.  The Company has received no notice or other indication that any of the Company’s accounts receivable will not be collectible in full, net of any reserves shown on the Most Recent Balance Sheet.

Section 2.9.                                 Absence of Changes or Events.

(a)                                 Since the date of the most recent audited balance sheet included in the Financial Statements, (a) the Company has conducted its businesses only in the Ordinary Course of Business, (b) there has occurred no Material Adverse Change, nor any change, circumstance, development, state of facts, event or effect that could reasonably be expected to result in a Material Adverse Change, and (c) the Company has not taken any of the actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Articles 5 or 6 hereof.

(b)                                 Since January 1, 2010, (a) the Company has not received written notice from any Person regarding the intent of any customer or supplier of the Company to cease or substantially reduce its purchase of goods and services from, or provision of goods and services to, the Company, (b) the Company has not engaged in a material controversy or dispute with any customers or suppliers and (c) there has not occurred any change in the Company’s relationship with any material customers or suppliers of the Company that, in each case would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

Section 2.10.                          Indebtedness and Undisclosed Liabilities.  The Company has no liabilities or obligations of any nature (whether absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) to the extent shown on the Most Recent Balance Sheet, (b) that are immaterial and are incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (c) immaterial and not required to be disclosed under GAAP, and (d) set forth in Contracts listed on Section 2.13(a) of the Disclosure Schedule, other than contingent obligations due to any breaches or non-performance thereunder. The Company has no Indebtedness other than as set forth on Section 2.10 of the Disclosure Schedule.

Section 2.11.                          Assets other than Real Property.

(a)                                 Section 2.11(a) to the Disclosure Schedule sets forth a list of the tangible assets of the Company as of November 30, 2010 with an individual net book value in excess of $25,000.  The Company is the true and lawful owner and has good and valid title to all assets

(tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens).

(b)                                 The Company owns or leases all assets sufficient for the conduct of its businesses as presently conducted.  The material tangible assets of the Company are located at the offices of the Company at 35-B Cabot Road, Woburn, MA 01801. The tangible assets of the Company listed on Section 2.11(a) to the Disclosure Schedule are free from material defects, have been maintained in accordance with the past practice of the Company and generally accepted industry practice, are in good working order and are suitable for the purposes for which they are presently used, ordinary wear and tear excepted.  All material leased personal property of the Company is in good working order, ordinary wear and tear excepted, and is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

(c)                                  This Section 2.11 does not relate to real property or interests in real property, such items being the subject of Section 2.12, or to Intellectual Property or interests in Intellectual Property, such items being the subject of Section 2.14.

Section 2.12.                          Real Property.

(a)                                 The Company owns no real property or interests in real property.

(b)                                 Section 2.12(b) of the Disclosure Schedule lists all real property and interests in real property leased by the Company (each, a “Leased Property”) and lists the term of such lease, any extension or expansion options and the rent payable thereunder.  The Company has delivered to Buyer complete and accurate copies of all such leases, and any operating agreements relating thereto. With respect to each Leased Property, (i) the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens (other than Permitted Liens), leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, (ii) the lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in equity or at law), (iii) the lease relating to such Leased Property will, immediately following the Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in equity or at law), (iv) the Company is not and, to the knowledge of the Company, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease, (v) no event, occurrence, condition or act has occurred, is pending or, to the knowledge of the Company is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party to such lease, under such lease, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any such leases, (vi) there are no disputes, oral agreements or forbearance programs in effect as to the lease relating to such Leased Property, (vii) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities, (viii) there is no Lien, easement, covenant or other restriction applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property, (ix) all rents and additional rents due on the lease relating to such Leased Property have been paid, and (x) the current use by the Company of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law in any material respect.

Section 2.13.                          Contracts.

(a)                                 Section 2.13(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party or is bound by (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”):

(i)                                     any employment, severance, change in control or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any Company Personnel;

(ii)                                  any Contract not to compete or otherwise restricting the development, manufacture, marketing, distribution or sale of any products of the Company and, to the extent applicable, products under development (collectively, the “Products”) or services;

(iii)                               any Contract with or involving (A) any Stockholder or any Affiliate (other than the Company) of the Company or of any Stockholder, (B) any former holder of Company Common Stock or any Affiliate (other than the Company) thereof or (C) any Company Personnel or any Affiliate (other than the Company) thereof;

(iv)                              any lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company;

(v)                                 any lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company;

(vi)                              any Contract (or substantially related Contracts) for the purchase or sale of Products or the furnishing or receipt of services (A) calling for performance over a period of more than one year, (B) requiring or otherwise involving payment by or to the Company of more than an aggregate of $25,000, (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Products, services or territory or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(vii)                           any Contract involving any restrictions on the Company’s exclusive rights to develop, manufacture, assemble, distribute, market and sell its Products or services;

(viii)                        any Contract for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person;

(ix)                              any Contract for any joint venture or partnership;

(x)                                 any Contract granting a third party any license to or option on any Company Intellectual Property, or pursuant to which the Company has been granted by a third party any license to any Intellectual Property, or any other license, option or other Contract relating in whole or in part to the Company Intellectual Property or the Intellectual Property of any other Person;

(xi)                              any Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of Indebtedness issued to any Person (other than the Company);

(xii)                           any Contract (including so-called take-or-pay or “keep well” agreements) under which (A) any Person (including the Company) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiii)                        any Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company);

(xiv)                       any mortgage or other Lien upon any Leased Property;

(xv)                          any Contract providing for indemnification of any Person by the Company;

(xvi)                       any Contract providing that the Company or any Company Personnel maintain the confidentiality of any information, providing for any Person to maintain the confidentiality of any information material to the Company or providing for the assignment of inventions by any Company Personnel to the Company;

(xvii)                    any Warrant;

(xviii)                 any Contract involving a research or development collaboration or similar arrangement, including any research and development Contract with any Governmental Entity;

(xix)                       any Contract not entered into in the Ordinary Course of Business; or

(xx)                          any Contract under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Change.

(b)                                 Each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in equity or at law), except to the extent it has previously expired in accordance with its terms, and except for such failures to be in full force or effect or valid and binding that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.  True and complete copies of each Material Contract (and a written summary of the terms of any oral Material Contracts) have been delivered to Buyer.  There is no violation, breach or default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, except for those violations, breaches and defaults that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.  No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.  Immediately following the Effective Time, each Material Contract will continue to be in full force and effect, and valid, binding and enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in equity or at law).

Section 2.14.                          Intellectual Property.

(a)                                 Section 2.14(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property, other than any item that is solely Intellectual Property pursuant to clause (iv) or (v) of the definition of such term.

(b)                                 Except as set forth in Section 2.14(b) of the Disclosure Schedule, the Company owns, on an exclusive basis, free and clear of all Liens or any other claims, including, without limitation, any claim of ownership or other right by any inventor on any Patent, all Company Intellectual Property.

(c)                                  All Company Intellectual Property consisting of Patents has been properly assigned to the Company, and all such assignments have been recorded in the United States Patent and Trademark Office (“PTO”) or any appropriate foreign patent office to the extent the PTO and/or the foreign patent office permits such recording.

(d)                                 Except as set forth in Section 2.14(d) of the Disclosure Schedule, the Company does not pay or receive any royalty to or from anyone with respect to any Company Intellectual Property, nor has the Company licensed anyone to use any of the Company Intellectual Property.

(e)                                  All rights of the Company in and to the Company Intellectual Property will be unaffected by the Merger and the other transactions contemplated hereby.  Except as set forth in Section 2.14(e) of the Disclosure Schedule, the Company has not given or received any notice of any pending conflict with, or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Company Intellectual Property.

(f)                                   Except as set forth in Section 2.14(f) of the Disclosure Schedule, the Company is not subject to any Judgment with respect to, nor has it entered into or is it a party to any Contract which restricts or impairs the use of, any Company Intellectual Property. To the Company’s knowledge, the Company is not infringing the rights of any Intellectual Property owned by any third party.  To the Company’s knowledge, none of the activities presently being conducted by the Company is infringing or will infringe the Intellectual Property rights of any third party.  To the Company’s knowledge, no facts exist which could give rise to a claim by any Person (i) relating to the ownership of the Company Intellectual Property, (ii) alleging that the Company has misappropriated any Intellectual Property of any other Person, or (iii) relating to the licensing, infringement, validity, enforceability, or use of the Company Intellectual Property.

(g)                                  Except as set forth in Section 2.14(g) of the Disclosure Schedule, the Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted by any Person with respect to the validity or enforceability of, or the Company’s ownership of or right to use, the Company Intellectual Property and there is no basis for any such claim.

(h)                                 To the Company’s knowledge, each item of Company Intellectual Property is valid, has not lapsed, is enforceable, and has been properly maintained, and no application, patent or registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding, and all pending applications are in good standing and not opposed.

(i)                                     The Company Intellectual Property is sufficient in all material respects to permit the continued lawful conduct of the business of the Company in the manner now conducted and currently proposed to be conducted.

(j)                                    All trade secrets, confidential information and know-how of the Company and/or used by the Company in its business have been maintained in confidence in accordance with the protection procedures customarily used by companies in the same industry as the Company to protect rights of like importance.  All Company Personnel who have contributed to or participated in the conception or development of any Company Intellectual Property have executed and delivered to the Company a confidentiality agreement and an assignment of inventions agreement restricting such Person’s right to disclose proprietary information of the Company.  No Company Personnel have given notice of any claim against the Company in connection with such Person’s involvement in the conception and development of any Company Intellectual Property.  No such claim has been asserted or threatened.  To the Company’s knowledge, none of the Company Personnel have any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which Patents or applications have not been assigned to the Company, with such assignment duly recorded in the PTO.

(k)                                 All laboratory notebooks, writings or other records, in any medium, prepared in connection with the Company’s business, including those in the possession of any Company Personnel, are accounted for by the Company and constitute the property solely of the Company and will be in the physical possession of the Company at its headquarters by the Closing.

Section 2.15.                          Litigation.  Except as set forth in Section 2.15 of the Disclosure Schedule, there is no Legal Proceeding that is pending or, to the knowledge of the Company, has been threatened against the Company.  There are no Judgments outstanding against the Company.  Except as set forth in Section 2.15 of the Disclosure Schedule, since January 1, 2009, there has not been any Legal Proceeding in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Merger and the other transactions contemplated hereby.  There is no Legal Proceeding pending by the Company, or which the Company intends to initiate, against any other Person.

Section 2.16.                          Taxes.

(a)                                 All federal income and other material Tax Returns required to be filed by the Company, and any affiliated, combined, consolidated or unitary group of which the Company is or has been a member (a “Company Tax Group”), have been timely filed and all material Taxes owed by the Company and any Company Tax Group (whether or not shown on any Tax Return) have been timely paid.

(b)                                 All Tax Returns filed by the Company and any Company Tax Group are true and complete in all material respects. The charges, accruals and reserves for current Taxes with respect to the Company reflected on the Most Recent Balance Sheet are adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the date of such Most Recent Balance Sheet. To the Company’s knowledge, no Liens for Taxes have been filed against the Company.

(c)                                  No property of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code.  The Company is not a party to any lease made pursuant to Section 168(f)(8) of the Code (without regard to any amendments or modifications to the Code following its original enactment).

(d)                                 Section 2.16(d) of the Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed on or after December 31, 2004 with respect to the Company and any Company Tax Group, (ii) indicates those Tax Returns that have been audited since January 1, 2001, and (iii) indicates those Tax Returns that currently are the subject of audit.  All deficiencies resulting from such completed audits have been paid in full.  There are no actions, suits, proceedings, audits, investigations or claims now pending or, to the Company’s knowledge, proposed against the Company concerning the Tax liability of the Company or any Company Tax Group member.  No issue has been communicated in writing to the Company in any examination by any Governmental Entity with respect to the Company which reasonably could be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined.

(e)                                  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company, and neither the Company nor any Company Tax Group member has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(f)                                   The Company has withheld and paid all material Taxes required by Law to have been withheld and paid and has complied in all material respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes). Section 2.16(f) of the Disclosure Schedule contains a list of all unpaid state sales tax obligations of the Company.

(g)                                  The Company is not a party to any Contract that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(m) or 280G of the Code.

(h)                                 The Company will not be required to recognize for income Tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting or a change in method of accounting.

(i)                                     Since the Company’s formation, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355(a) of the Code.

(j)                                    The Company is not a real property holding company within the meaning of Section 897 of the Code.

(k)                                 To the Company’s knowledge, except as set forth in Section 2.16(k) of the Disclosure Schedule, none of the Stockholders is a “foreign person” within the meaning of Section 1445 of the Code.

(l)                                     Since the Company’s formation, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

(m)                               The Company is not a party to any Tax allocation, indemnity or sharing Contract.  The Company does not have any liability for Taxes of any Person (i) under Treasury Regulation Section 1.1502-6, (ii) as transferee or successor, (iii) by Contract, or (iv) otherwise.  The Company has not been a member of an “affiliated group” (as that term is defined in the Code) filing a consolidated federal income Tax Return other than a group the common parent of which was the Company.

(n)                                 The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)                                 Section 2.16(o) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the Tax basis of each asset held by the Company; (ii) the amounts by jurisdiction of any net operating loss carryover, net capital loss carryover, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company; and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transaction.

(p)                                 Section 2.16(p) of the Disclosure Schedule lists each jurisdiction in which the Company has collected sales tax on its products but in which the Company has not been qualified or licensed to do business.

(q)                                 Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, (i) the representations and warranties in this Section 2.16 shall be the Company’s sole representations and warranties with respect to matters relating to Taxes, and (ii) Buyer acknowledges that the Company is making no representations or warranties with respect to the availability of the Company’s net operating loss, net capital carryover, unused investment or other credit, unused foreign tax credit, or excess charitable contribution for federal, state, local or foreign income tax purposes following the Merger.

Section 2.17.                             Insurance.  The insurance policies owned and maintained by the Company and the coverage amounts thereunder are listed on Section 2.17 of the Disclosure Schedule.  All such policies are in full force and effect, all premiums due and payable thereon have been paid, the Company shall not be liable for retroactive premiums or similar payments related thereto and the Company is in compliance in all material respects with the terms of such policies.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  To the knowledge of the Company, there has been no notice of cancellation or termination (or any other threatened termination) of, or premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect as of the date hereof (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in equity or at law).

Section 2.18.                             Benefit Plans.

(a)                                  Section 2.18(a) of the Disclosure Schedule contains a list of all Benefit Plans. The Company has delivered to Buyer true and complete copies of (i) each Benefit Plan (including all amendments since the most recent restatement) or, in the case of any unwritten Benefit Plans, written descriptions thereof, (ii) the most recent annual report (Form 5500 with all required schedules thereto) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required), (iii) the most recent determination or opinion letter issued with respect to each Pension Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such plans, (iv) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required, (v) all personnel, payroll, and employment manuals, handbooks and policies currently in force, and (vi) each insurance policy, trust agreement, recordkeeping or other third-party agreement and group annuity Contract relating to any Benefit Plan. Section 2.18(a) of the Disclosure Schedule also sets forth, by name, agreement or arrangement date, and amount of payment, the potential payments to any Company Personnel under any change in control, severance or termination arrangement or agreement in the event that the employment of such Company Personnel were to be terminated within twelve (12) months after the Closing Date.

(b)                                 Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law (including but not limited to Laws specifically mentioned in this Section 2.18).  The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws.  All reports, returns, and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant, beneficiary, or alternate payee have been duly and timely filed or distributed. There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the knowledge of the Company, threatened against or involving any Benefit Plan and there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the knowledge of the Company, threatened against or involving any Benefit Plan.  To the knowledge of the Company, neither the Company nor any ERISA Affiliate has any liability to the IRS with respect to any Benefit Plan, including any liability imposed under Chapter 43 of the Code.

(c)                                  All contributions required to have been made in accordance with the terms of the Benefit Plans and applicable Laws, including, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, except where the failure to do so would not reasonably be expected to result in a material liability to the Company that will not have been satisfied prior to the Closing.  All such contributions to the Benefit Plans, except those payments to be made from a trust exempt under Section 501(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be made or properly accrued and disclosed to Buyer.  There is no Lien on the assets of the Company arising under Section 302(f) or 4068(a) of ERISA or Section 412(n) of the Code.

(d)                                 All Pension Plans intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, are covered by opinion or determination letters from the IRS to the effect that such Pension Plans are so qualified and exempt from federal income Taxes, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation of any such determination letter been threatened.  No such Pension Plan has been amended since the date of its most recent opinion or determination letter or application therefor in any material respect, and, to the knowledge of the Company, no circumstance or event has occurred, that, in any such instance, would adversely affect its qualification or materially increase its cost.

(e)                                  No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” (as defined in Section 4975 of the Code) has occurred with respect to any Benefit Plan which could reasonably be expected to result in a material liability to the Company.  To the knowledge of the Company, no Company Personnel, nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company to any material liability for breach of fiduciary duty under ERISA or any other applicable Law (whether such liability is directly against the Company or the result of any existing indemnity agreements).

(f)                                    No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “defined benefit plan” (as defined in Section 3(35) of ERISA).  The Company does not have any actual or potential, secondary, or contingent liability to any Person under Title IV of ERISA and no Pension Plan is subject to Title IV of ERISA.  Neither the Company nor any ERISA Affiliate has contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g)                                 Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to or has or had any liability with respect to, any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code, any “welfare benefits fund” described in Section 419(e) of the Code or any arrangement described in Section 419 or 419A of the Code.

(h)                                 Except as described in Section 2.18(h) of the Disclosure Schedule, no Benefit Plan presently provides health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by the Company, except to the extent required by the health care continuation provisions of ERISA and the Code or similar state benefit continuation Laws.  Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(i)                                     The Company has no current liability or contingent obligation in respect of medical or other benefits for retired or former Company Personnel or any predecessor Person, except as required by COBRA or as set forth in Section 2.18(i) of the Disclosure Schedule.

(j)                                     Except as disclosed in Section 2.18(j) of the Disclosure Schedule, each Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated without liability to the Company or any ERISA Affiliate at any time.

(k)                                  Except as disclosed in Section 2.18(k) of the Disclosure Schedule and except for accelerated vesting of Employee Stock Options, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated thereby will result in the payment, vesting, or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person.

(l)                                     Except as otherwise described in Section 2.18(l) of the Disclosure Schedule, no Benefit Plan covers individuals outside the United States.

(m)                               To the knowledge of the Company, except as disclosed in Section 2.18(m) of the Disclosure Schedule, no event has occurred or circumstances exist that may result in a material increase in premium costs of Benefit Plans that are insured. No Benefit Plans are self-insured.

(n)                                 The Company has not taken any action that, by itself or in conjunction with any action of equal magnitude that may be taken after the Effective Time, will require any compliance with the WARN Act or any other applicable Law.

(o)                                 Neither the Company nor any ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Benefit Plan or modify or change any existing Benefit Plan  so as to create any additional obligations with respect to any current employee, director or consultant, or former employee, of the Company, or any beneficiary or alternate payee of such an individual. To the knowledge of the Company, no events have occurred or are expected to occur with respect to any Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.  To the knowledge of the Company, neither the Company nor its assets has any liability as a result of any ERISA Affiliate or as a result of any Benefit Plan or Benefit Agreement maintained by an ERISA Affiliate which has not been disclosed to Buyer.

(p)                                 To the knowledge of the Company, each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, as to both form and operation, in compliance with Section 409A of the Code and any applicable IRS or Treasury Department guidance relating thereto.  No Benefit Plan or compensation arrangement (or award) providing benefits or payments based on (or which tracks) the securities, equity or units of the Company or any ERISA Affiliate provides for deferred compensation that is covered by Section 409A of the Code.  The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up or other reimbursement of Taxes or interest imposed by Section 409A(a)(1)(B) of the Code or Section 4999 of the Code.

Section 2.19.                             Employee and Labor Matters.

(a)                                  There is not, and since the Company’s formation there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, or, to the knowledge of the Company, threatened, against the Company.  To the knowledge of the Company, no union organizational campaign or petition for certification is in progress with respect to the Company Personnel and no question concerning representation exists respecting such Company Personnel.  The Company is not engaged in any unfair labor practice, and there is no unfair labor practice charge, proceeding or complaint against the Company pending, or, to the knowledge of the Company, threatened, before the National Labor Relations Board or any other Governmental Entity.  There are no pending, or, to the knowledge of the Company, threatened, union grievances, arbitration demands or unfair labor practice charges or proceedings against the Company.  There are no pending, or, to the knowledge of the Company, threatened, charges against the Company or any current or former Company Personnel before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Since the Company’s formation, the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the knowledge of the Company, no such investigation is in progress.

(b)                                 The Company has complied in all material respects, and is not aware of any potential issues related to non-compliance, with all applicable Laws relating to employment and employment practices and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws.

(c)                                  The Company is not a party to or bound by any collective bargaining or other labor Contracts with respect to any Company Personnel.

(d)                                 No officer or director of the Company is, and, to the knowledge of the Company, no other employee of the Company is, a party to or bound by any Contract, license, covenant or Contract of any nature, or subject to any judgment, decree or order of any Governmental Entity, that may interfere with the use of such Person’s efforts to promote the interests of the Company, conflict with the business of the Company or the Merger and the other transactions contemplated hereby, or that could reasonably be expected to result in a Material Adverse Change.  To the knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement, or other Contract.  To the knowledge of the Company, neither the execution and delivery of this Agreement, nor the conduct of the business of the Company by the Company Personnel, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any covenant or instrument under which any such employees are now obligated.

(e)                                  Section 2.19(e) of the Disclosure Schedule contains an true and complete list of the names, positions and rates of compensation of all officers, employees and temporary workers of the Company, as of the date hereof, showing each such person’s name, position, title, and annual remuneration, bonuses (target amounts) and commissions for those individuals who are contractually eligible for such compensation, and fringe benefits for the current fiscal year and the most recently completed fiscal year.  No target bonuses have been earned by any Company Personnel for the current fiscal year. Except as indicated on Section 2.19(e) of the Disclosure Schedule (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) all contractor or other service provider relationships can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination and (iii) no employee is on disability or other leave of absence. The Company has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.  Except as set forth on Section 2.19(e) of the Disclosure Schedule, the Company has not sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.

(f)                                    As of the date hereof, (i) the Company has not been notified by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company and (ii) the Company does not have any knowledge of any employee of the Company intending to, or considering, doing the same.

(g)                                 No current or former independent contractor or non-employee service provider of the Company could be reclassified as an employee.  No independent contractor of the Company is eligible to participate in any Company Benefit Plan.  No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Company

Section 2.20.                             Environmental Matters.  The Company has complied in all material respects at all times with all applicable Environmental Laws.  To the Company’s knowledge, no property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated by the Company has been contaminated with any Hazardous Material. To the Company’s knowledge, no property (including soils, groundwater, surface water, buildings or other structures) formerly owned or operated by the Company was contaminated with any Hazardous Material on or prior to such period of ownership or operation.  The Company is not subject to any liability for Hazardous Material disposal or contamination on any third party property.  The Company is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other Contract with any third party relating to liability under any Environmental Law.  To the Company’s knowledge, none of the properties of the Company contains any underground storage tanks, asbestos-containing material, lead Products, or polychlorinated biphenyls.  To the Company’s knowledge, there are no circumstances involving the Company that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law.  Copies of all environmental reports, studies, assessments, sampling data and other environmental information in the possession of the Company relating to the Company have been made available to Buyer.  The Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of or subject to liability under any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company.  No Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar Law.

Section 2.21.                             Transactions with Affiliates.  Section 2.21 of the Disclosure Schedule describes any transaction, since January 1, 2006, between the Company, on the one hand, and any Stockholder or Affiliate (other than the Company) of any Stockholder, on the other hand, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, or Contract assigning intellectual property rights to the Company, in each case listed in Section 2.13(a) of the Disclosure Schedule.  Except as set forth in Section 2.21 of the Disclosure Schedule, no Affiliate of the Company (a) owns or has any interest in any property (real or personal, tangible or intangible), Company Intellectual Property or Contract used in or pertaining to the business of, the Company, (b) has any claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company or (d) has any other rights with respect to the Company.

Section 2.22.                             Accounts; Powers of Attorney; Officers and Directors.  Section 2.22 of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company, identifying with respect to each any Person authorized to sign thereon, (b) true and complete copies of all corporate borrowing, depository and transfer resolutions, identifying with respect to each any Person entitled to act thereunder, (c) a true and complete list of all powers of attorney granted by the Company, identifying with respect to each any Person authorized to act thereunder and (d) a true and complete list of all officers and directors of the Company.

Section 2.23.                             Effect of Transaction.  No lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with the Company has informed the Company that such Person intends to change such relationship in any material respect because (in part or in whole) of the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 2.24.                             Brokers.  Except as set forth in Section 2.24 of the Disclosure Schedule, the Company has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.25.                             Export Controls.  The Company is and has been in compliance in all material respects with all U.S. Government export control Laws and regulations including, but not limited to, all trade regulations administered and enforced by the U.S. Government Department of Treasury Office of Foreign Assets Control, the Export Administration Regulations and International Traffic in Arms Regulations (collectively, “U.S. Export Controls”).  The Company has not made any voluntary or other disclosures to the U.S.

Government or any other Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of U.S. Export Controls.  To the Company’s knowledge, no set of facts exists that would constitute valid grounds for a Governmental Authority’s assertion of a violation of the U.S. Export Controls against the Company.

Section 2.26.                             Absence of Unlawful Payments.  None of the Company nor, to the Company’s knowledge, any of its respective current (or former) directors, Affiliates, joint venturers, principals, officers, employees, managers, agents or representatives, distributors, contractors, or any Person associated with or acting for or on any of their behalf, has directly or indirectly made or offered or solicited or accepted any contribution, gift, gratuity, entertainment, bribe, rebate, payoff, influence payment, kickback, or other payment or anything else of value to or from any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for any business sought, (ii) to pay for favorable treatment for any business obtained, (iii) to obtain or pay for special concessions or for special concessions for any business previously obtained, or (iv) otherwise to confer any benefit in violation of any Laws or requirements of any Governmental Authority (including but not limited to the Anti-Kickback Act of 1986, as amended, the Foreign Corrupt Practices Act of 1977, as amended, or other similar United States or foreign Law) or international anti-bribery conventions or otherwise for the purposes described in Section 162(c) of the Internal Revenue Code of any similar Law or for the establishment or maintenance of any concealed fund or concealed bank account (collectively, the “Anti-Bribery Rules”), and the Company has adequate financial controls to prevent any such violations.  The Company has not received any communication that alleges that the Company or any of its current or former directors, Affiliates, joint venturers, principals, officers, employees, managers, agents or representatives, distributors, contractors, or any Person associated with or acting for or on any of their behalf is in violation of, or has Liability under such Anti-Bribery Rules.  The Company and, to the Company’s knowledge, all of its current or former directors, Affiliates, joint venturers, principals, officers, employees, managers, agents or representatives, distributors, contractors, or any Person associated with or acting for or on any of their behalf has at all times been and is in compliance in all material respects with, and is aware of and has been provided compliance training regarding such Anti-Bribery Rules.

Section 2.27.                             Information Privacy and Security.  The Company is operating in compliance in all material respects with all applicable provisions of Laws addressing the use, disclosure, storage, maintenance, transmission, encryption, access to, or privacy or security of, personally identifiable information, including but not limited to the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth, 201 C.M.R. 17.00, et seq. (“Information Privacy and Security Laws”).  Copies of the compliance policies and/or procedures of the Company relating to Information Privacy and Security Laws have been made available to Buyer.  The Company is not under investigation by any Governmental Entity for a violation of any Information Privacy and Security Laws, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations. The Company has not made or suffered any unauthorized acquisition, access, use or disclosure of any personally identifiable information that, individually or in the aggregate, materially compromises the security or privacy of such personally identifiable information. The Company has not notified, either voluntarily or as required by Law, any customer, affected individual, any Governmental Entity, or the media of any breach of personally identifiable information, and the Company is not currently planning to conduct any such notification or investigating whether any such notification is required.

Section 2.28.                             No Former Business. Except as set forth in Section 2.28 of the Disclosure Schedule, the Company has not owned or operated any former business, alone or with any other Person.

Section 2.29.                             No Product Claims.  No product liability claim is pending or, to the Company’s knowledge, threatened against the Company or against any other party with respect to the Products.  Section 2.29 of the Disclosure Schedule lists all service and product liability claims seeking damages in excess of $1,000 asserted against the Company (or in respect of which the Company has received notice) with respect to the Products or the Company during the last five years. Claims not listed on Section 2.29 of the Disclosure Schedule do not aggregate to more than $20,000.

Section 2.30.                             Warranties and Returns.  Section 2.30 of the Disclosure Schedule sets forth a summary of the practices and policies followed by the Company with respect to warranties and returns of any Products manufactured or sold by it, whether such practices are oral or in writing or are deemed to be legally enforceable.  There is not presently, nor has there been since March 31, 2005, any failure or defect in any Product sold by the Company that has required, or that, to the Company’s knowledge, may require, a general recall or replacement campaign or similar action with respect to such Product.  Since January 1, 2006, there have not been any returns of defective Products of the Company in excess of $400,000 in the aggregate for all such Products sold by the Company.

Section 2.31.                             Inventories.  All items of inventory reflected in the Financial Statements and all such items on hand on the date hereof consist of items of a quality usable or saleable in the Ordinary Course of Business and conform to generally accepted standards in the industry of which the Company is a part. The Company’s purchase commitments for raw materials and parts are not in excess of normal requirements, and there are no long-term purchase commitments that are at prices in excess of prevailing market prices at the time of commitment and in similar circumstances.  Sales commitments for finished goods are at prices in excess of the prices used in valuing inventory items or of estimated costs of manufacture for items not in inventory, after allowing for selling expenses, overhead and profit margin.  Since the date of the March 31, 2010 balance sheet included in the Financial Statements, no inventory items have been sold or disposed of except through sales in the Ordinary Course of Business at prices no less than prevailing market prices and in no event less than aggregate costs.

Section 2.32.                             Manufacturing and Marketing Rights. Except as set forth in Section 2.32 of the Disclosure Schedule, the Company has not granted rights to perform services for, or manufacture, produce, assemble, license, market, or sell its Products to, any other person, nor is the Company bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its Products.

Section 2.33.                             Bank Accounts.  Set forth in Section 2.33 of the Disclosure Schedule is a complete list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box or other custodial arrangement, showing the type and account number of each such account, safe deposit box and other custodial arrangement and the names of the individual employees, officers, or directors authorized as signatories thereon or to act or deal or have access in connection therewith.

Section 2.34.                             Government Approvals. Except as set forth in Section 2.34 of the Disclosure Schedule, no material consents, approvals, orders, actions or non-actions of, or filings, notifications, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby.

Section 2.35.                             Books and Records.  The books of account, stock records, minute books and other corporate and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to the Company.

Section 2.36.                             Additional Tax Matters. Neither the Company nor any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 2.37.                             Affiliates. Section 2.37 of the Disclosure Schedule contains a true, complete and correct list of all Persons who, to the knowledge of the Company, may be deemed to be Affiliates of the Company, including all directors and executive officers of the Company as of the date hereof.

Section 2.38.                             Customers and Suppliers.  Section 2.38 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than one percent (1%) of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company.  No such customer or supplier has indicated, verbally or in writing, within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to the Company.  No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance.  No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

Section 2.39.                             Investment Representation Communications.  The Company has mailed an investment representation questionnaire in the form attached hereto as Exhibit F (the “Questionnaires”) to each Stockholder other than executive officers and directors as identified on the books and records of the Company as of the date of mailing thereof.  The Company has provided Buyer with copies of all Questionnaires returned to the Company by the Stockholders, and copies or summaries of any other written communication from the Stockholders, or their agents and representatives, in connection with the Questionnaires or the subject matter thereof.  The Company acknowledges that Buyer is, and the Company knows of no reason that Buyer should not reasonably be, relying on the Questionnaires or such other related communications provided by the Stockholders, or their agents and representatives, for the purposes of determining the number of Stockholders who may be deemed “accredited investors” (as such term is defined under the Securities Act) for the purposes of the offer, issuance and sale of Buyer Shares as contemplated by this Agreement.

Section 2.40.                             Confidentiality/Non-Competition Agreements. The employees and consultants listed on Schedule 2.40 of the Disclosure Schedule, which list includes all current employees of, and consultants to, the Company, have executed confidentiality/non-competition agreements substantially in the form provided to Buyer.

Section 2.41.                             Disclosure.  No representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company pursuant to this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of the Company to Buyer or any of its Representatives pursuant to this Agreement (when all such agreements, instruments, certificates, schedules and documents are read together in their entirety), and no information included in any disclosure to the stockholders of the Company relating to the Merger, this Agreement or the other transactions contemplated hereby, including any disclosure sent to such stockholders in connection with obtaining the Stockholder Approval (as of the date of such disclosure and as of the date hereof), contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Section 2.42.                             NO ADDITIONAL REPRESENTATIONS. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS ARTICLE II HEREOF, (I) THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY, AND (II) ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE ARE EXPRESSLY EXCLUDED.  BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT, INFORMATION OR REPRESENTATION MADE BY OR ON BEHALF OF THE COMPANY EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE II HEREOF.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as follows, as of the date hereof and as of the Closing Date:

Section 3.1.                                   Organization and Standing.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Buyer has all requisite corporation power and authority to carry on

its business as now being conducted.   Each of Buyer and Merger Sub has made available to the Company complete and correct copies of its Constitutive Documents, as amended. Neither Buyer nor Merger Sub is in violation of any of the provisions of its Constitutive Documents, except for such violations as would not result in a Material Adverse Change.

Section 3.2.                                   Power and Authority; Binding Agreement.  Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due execution of this Agreement by the other parties thereto, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.

Section 3.3.                                   Capitalization.  As of the date of this Agreement, the authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Shares, of which 50,416,034 are issued and outstanding and 5,000,000 shares of preferred stock of the Buyer.  As of the date of this Agreement, no shares of preferred stock of the Buyer are outstanding. All of the outstanding shares of Buyer Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  As of the date of this Agreement, 10,184,912 shares of Buyer Shares are reserved for future issuance pursuant to outstanding stock options or restricted stock awards.  Except as disclosed in the Buyer SEC Documents or pursuant to outstanding stock options or restricted stock awards granted under its stock plans or for equity awards to be made to employees or consultants in the ordinary course, the Buyer has no obligation (contingent or otherwise) to grant, issue or otherwise sell any Capital Stock, subscription, warrant, option, call, right of first refusal, preemptive right, employee stock option, convertible security, “phantom” stock right or other such similar right.

Section 3.4.                                   Noncontravention.

(a)                                  The execution and delivery by Buyer and Merger Sub of this Agreement, the consummation of the Merger and the other transactions contemplated hereby and the compliance by Buyer and Merger Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Buyer or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of Buyer or Merger Sub, (ii) any Contract to which Buyer or Merger Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Buyer or Merger Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 3.4(b), any Law or Judgment, in each case, applicable to Buyer or Merger Sub or their respective properties or assets, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(b)                                 No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery by Buyer and Merger Sub of this Agreement, the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated by this Agreement or the compliance by Buyer and Merger Sub with the provisions of this Agreement, except for (i) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change.

(c)                                  All of the Buyer Shares to be issued in accordance with this Agreement, when so issued, will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

Section 3.5.                                   Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 3.6.                                   Brokers.  Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement.

Section 3.7.                                   SEC Filings; Financial Statements.  Buyer has filed with the SEC and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements, exhibits and other documents required to be filed by it and its subsidiaries on or since January 1, 2010 under the Securities Act and the Exchange Act (collectively, the “Buyer SEC Documents”), and will promptly make available to the Company all such forms, reports, schedules, statements, exhibits and other documents as are filed prior to the Closing.  As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents and any forms, reports, schedules, statements, exhibits and other documents Buyer may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.  Each of the balance sheets (including the related notes) included in the Buyer SEC Documents fairly presented in all material respects the financial position of Buyer as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly presented in all material respects the results of operations and cash flows of Buyer for the respective periods or as of the respective dates set forth therein. Each of the balance sheets and statements of operations and cash flows (including the related notes) included in the Buyer SEC Documents has been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

Section 3.8.                                   Tax Matters.  It is the present intention of Buyer to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d) under the Code.  Neither Buyer nor any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.9.                                   Sufficient Funds.  Buyer has cash available and existing committed borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated hereby.

Section 3.10.                             Litigation. Except for the action titled Genmark Diagnostics, Inc. v. Caliper Life Sciences, Inc. filed on November 10, 2010 in the United States District Court for the Northern District of California and as otherwise disclosed in the Buyer SEC Documents, there is no Legal Proceeding pending or, to the knowledge of the Buyer, has been threatened against the Buyer (A) which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or which would materially and adversely affect the Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (B) involving or relating to any of its properties, assets, operations or businesses.

Section 3.11.                             Valid Issuance.  The Buyer Shares to be issued at the Closing has been duly authorized and, when issued at Closing in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Buyer Shares to be issued will not be subject to and will not be issued in violation of any encumbrances, except as provided in this Agreement and except for restrictions arising because such shares of Buyer Shares will constitute “restricted securities” within the meaning of Rule 144.

Section 3.12.                             Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents prior to the date hereof, since January 1, 2010 (a) the Buyer has not made any declaration, set aside or made payment of any dividend or other distribution with respect to the Buyer Common Stock, and (b) there has occurred no Material Adverse Change, nor any change, circumstance, development, state of facts, event or effect that could reasonably be expected to result in a Material Adverse Change.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1.                                   Conditions to Each Party’s Obligation.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Certificates of Merger.  The Delaware Certificate of Merger shall have been executed and delivered by Merger Sub and the Company and filed with and accepted by the Delaware Secretary of State.

(b)                                 No Injunction or Legal Restraint.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) which has the effect of preventing the consummation of the Merger shall be in effect.

(c)                                  Stockholder Approval.  The Company shall have received Stockholder Approval of the Merger and this Agreement in all respects, as referred to in Section 2.3(b).

(d)                                 Escrow Agreement.  Buyer, Stockholder Representative and Escrow Agent shall have executed and delivered an Escrow Agreement in substantially the form set forth on Exhibit B.

Section 4.2.                                   Conditions to Buyer’s Obligation.  The obligation of each of Buyer and Merger Sub to effect the Merger is subject to the satisfaction (or express written waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a)                                  No Material Adverse Change.  Since the date of this Agreement, there shall not have been a Material Adverse Change of the Company, nor any change, circumstance, development, state of facts, event or effect that could reasonably be expected to result in a Material Adverse Change of the Company.

(b)                                 Representations and Warranties of the Company.  (i) The representations and warranties of the Company in this Agreement that are qualified by materiality (including in the definition of Material Adverse Change) shall be true and correct in all respects as of the date of this Agreement, and the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement; and (ii) the representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the Effective Time, and the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all respects as of the Effective Time, except (a) for representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), (b) for changes approved in writing by Buyer, and (c) in the case of clause (ii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably expected to result in a Material Adverse Change.

(c)                                  Covenants and Agreements.  The Company shall have performed or complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or before the Closing Date.  The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of the Company, confirming the foregoing.

(d)                                 No Injunction.  There shall not be pending or threatened by any Governmental Entity any claim, suit, action or proceeding (or by any other Person any claim, suit,

action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer in connection with the Merger any damages that are material in relation to the Company, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer of any material portion of the business or assets of Buyer or the Company, or to compel Buyer or the Company to dispose of, hold separate or license any material portion of the business or assets of Buyer or the Company, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the shares of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Buyer from effectively controlling in any material respect the business or operations of the Surviving Corporation.  No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of this Section 4.2(d) shall be in effect.

(e)                                  Accredited Investors.  Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that there are no more than thirty-five (35) Stockholders (excluding the Cashed-Out Holders) who are deemed not to be “accredited investors” (as such term is defined under the Securities Act) immediately prior to the Effective Time.

(f)                                    Governmental Consents and Approvals.  Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

(g)                                 Contractual Consents and Approvals.  Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the Company has obtained all consents and approvals of third parties set forth in Schedule 4.2(g);

(h)                                 Resignations.  Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company.

(i)                                     Offer Letters and Confidentiality/Non-Competition Agreements.  The employees of the Company listed on Schedule 4.2(i) shall have executed offer letters and confidentiality/non-competition agreements in a form reasonably acceptable to Buyer.

(j)                                     Consideration Certificate.  The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by the chief financial officer of the Company, setting forth in detail the amount of the portion of the Merger Consideration to be paid to each Stockholder.

(k)                                  Payments of Accounts Receivable.  At or prior to the Closing, except as set forth on Schedule 4.2(k), all accounts receivable of the Company from Stockholders of the Company and their Affiliates shall be been paid in full, whether or not it is then due.

(l)                                     Agreements with Stockholders.  At or prior to the Closing, the agreements listed on Section 2.21 of the Disclosure Schedule and any other agreement between any

Stockholder or Affiliate thereof, on one hand, and the Company, on the other hand (other than those agreements set forth on Schedule 4.2(l)) shall have been terminated pursuant to written agreements in form and substance reasonably satisfactory to Buyer, without payment of any consideration by the Company, and there shall be no obligations or liabilities of the Company with respect thereto.

(m)                               Lock-Up Agreements.  At or prior to the Closing, (i) each Stockholder who is also a director of the Company and (ii) any other Stockholder who owns more than one hundred thousand (100,000) shares of Company Common Stock shall have delivered to the Buyer a Lock-Up Agreement substantially in the form of Exhibit G (each a “Lock-Up Agreement”), duly executed by such Stockholder, pursuant to which such Stockholder shall have agreed not to directly or indirectly Transfer any of such Stockholder’s Buyer Shares until after the earlier of (i) the date which is two Business Days following the first public disclosure of Buyer’s financial results that include a full quarter of the Company’s operations or (ii) the date which is six months from the Closing Date (the “Expiration Date”).

(n)                                 Dissenting Shares.  Stockholders holding not more than 10% of the shares of the Company Common Stock shall have perfected their appraisal rights under Section 262 of the DCGL.

(o)                                 Company Stock Option Plans; Warrants.  Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that (A) all of the Employee Stock Options shall have been terminated, cashed out or exercised in accordance with Section 1.7(d), and (B) all outstanding Warrants including, but not limited to, the MCRC Warrant, shall have been terminated.

(p)                                 Other Documentation.  Buyer and counsel to Buyer shall have received such other certificates and other documentation (including certificates of good standing of the Company in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from the Company as they shall have reasonably requested and as are customary with respect to the Merger and the other transactions contemplated by this Agreement.

(q)                                 NASDAQ Compliance.  The condition set forth in Section 1.7(b)(iii)(B) shall be true and correct in all respects as of the Closing Date.

Section 4.3.                                   Conditions to the Company’s Obligation.  The obligation of the Company to effect the Merger is subject to the satisfaction (or express written waiver by the Company) on or prior to the Closing Date of the following conditions:

(a)                                  No Material Adverse Change.  Since the date of this Agreement, there shall not have been a Material Adverse Change of the Buyer, or any change, circumstance, development, state of facts, event or effect that could reasonably be expected to result in a Material Adverse Change of the Buyer.

(b)                                 Representations and Warranties.  The representations and warranties of Buyer and Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement, and the representations and warranties of Buyer and Merger Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement; and (ii) the representations and warranties of Buyer and Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the Effective Time, and the representations and warranties of Buyer and Merger Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Effective Time, except (a) for representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), (b) for changes approved in writing by the Company, and (c) in the case of clause (ii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably expected to result in a Materials Adverse Change.

(c)                                  Covenants and Agreements.  Buyer and Merger Sub shall have performed or complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or before the Closing Date.  The Company shall have received a certificate, dated the Closing Date and signed on behalf of Buyer by an authorized signatory of Buyer, confirming the foregoing.

(d)                                 Governmental Consents and Approvals.  The Company shall have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

(e)                                  Payment of Indebtedness. Buyer shall have paid the Indebtedness, including all accrued but unpaid interest thereon, of the Company set forth on Section 4.3(e) of the Disclosure Schedule, including the Net Closing Indebtedness, other than the promissory notes payable to AntiCancer.

(f)                                    Exchange Agent Agreement.  Buyer, Stockholder Representative and Exchange Agent shall have executed and delivered the Exchange Agent Agreement in substantially the form set forth on Exhibit C, and the Merger Consideration shall have been transferred by Buyer to Exchange Agent in accordance with the terms of this Agreement and the Exchange Agent Agreement.

(g)                                 Other Documentation.  The Company and counsel to the Company shall have received such other certificates and other documentation from Buyer and Merger Sub as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.

(h)                                 Section 368(a) Qualification.  The conditions set forth in Section 1.7(b)(iii) shall be true and correct in all respects as of the Closing Date.

ARTICLE 5

CERTAIN COVENANTS

Section 5.1.                                   Conduct of Business. Except with the prior written consent of Buyer or as expressly permitted by the terms of this Agreement, from the date hereof to the Closing, the

Company shall (i) except to the extent prohibited by Section 5.6, conduct its businesses in the Ordinary Course of Business, (ii) except to the extent prohibited by Section 5.6, make all reasonable efforts consistent with past practices to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend and keep in full force and effect all Company Intellectual Property, to keep available the services of its current officers and employees and to preserve the Company’s relationships with lenders, creditors, lessors, lessees, licensors, licensees, officers, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with the Company and (iii) comply with all applicable Laws and Judgments.  Without limiting the generality of the foregoing, except as expressly permitted by the terms of this Agreement, the Company shall not, without the prior written consent of Buyer:

(a)                                  amend its Constitutive Documents;

(b)                                 declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any of its Capital Stock or otherwise to holders of its Common Stock;

(c)                                  split, combine or reclassify any of its Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Common Stock;

(d)                                 purchase, redeem or otherwise acquire any shares of its Capital Stock, or any option, warrant, call or right relating to such shares, interests or other securities (including any Employee Stock Options).

(e)                                  issue, deliver or sell, or pledge or otherwise encumber, any shares of its Capital Stock, or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or other securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof, other than the issuance of shares of Company Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Employee Stock Options on the date of this Agreement;

(f)                                    repurchase, prepay, create, incur or assume any Indebtedness (including obligations in respect of capital leases), issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any Person other than the Company, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any Contract having the economic effect of any of the foregoing;

(g)                                 sell, license, mortgage or otherwise encumber or subject to any Lien other than a Permitted Lien, or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the Company;

(h)                                 acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (ii) any assets, other than in the Ordinary Course of Business, that are material, individually or in the aggregate, to the Company;

(i)                                     change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles, practices or policies, except as required by GAAP or applicable Law, or make or change any Tax election relating to the Company;

(j)                                     except as required to comply with applicable Law or any Contract or Benefit Plan in effect on the date of this Agreement or as otherwise contemplated by this Agreement, (i) pay to any Company Personnel any bonus, other amount or other benefit, or make any advance or loan to any Company Personnel, in either case not provided for under any Contract, Benefit Plan or Benefit Agreement in effect on the date of this Agreement other than the payment of base compensation or bonuses in the Ordinary Course of Business, (ii) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder), (iii) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, Benefit Plan or Benefit Agreement, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement, (v) adopt, enter into or amend any Benefit Plan or Benefit Agreement, (vi) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the Ordinary Course of Business, or make any material change in the base salary or variable compensation arrangements of any employee that is inconsistent with the Ordinary Course of Business;

(k)                                  enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;

(l)                                     incur or commit to incur any capital expenditure (or any obligation or liability in connection therewith), in an amount greater than $25,000 individually or $100,000 in the aggregate;

(m)                               except to the extent otherwise expressly required by this Agreement, incur or commit to incur any expenditure (or any obligation or liability) other than in the Ordinary Course of Business;

(n)                                 enter into or amend any Contract (or any substantially related Contracts, taken together) (i) that would constitute a Material Contract, (ii) if consummation of the Merger or any of the other transactions contemplated hereby or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or Buyer, under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract or (iii) containing any restriction on the ability of the Company to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly permits any assignment to Buyer in connection with or following the consummation of the Merger and the other transactions contemplated hereby;

(o)                                 waive, release or assign any rights or claims under, fail to take a required action under, permit the lapse of or default under, or modify, amend or terminate any Material Contract;

(p)                                 pay, discharge, settle or satisfy any claims (including claims of stockholders and any stockholder litigation relating to the Merger or any other transaction contemplated hereby), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business or as required by claims, liabilities or obligations of the Company reserved against on the Most Recent Balance Sheet or incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business;

(q)                                 take any action or omit to take any action if such action or omission would or is reasonably likely to result in any of the conditions to the obligation of Buyer to consummate the Merger set forth in Section 4.2 not being satisfied;

(r)                                    except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any Company Personnel or terminate the employment of any Company Personnel that has an employment, severance or similar agreement or Contract with the Company or any employees or consultants set forth on Schedule 4.2(i)(i);

(s)                                  discharge or satisfy any Lien or pay any obligation or liability other than in the Ordinary Course of Business;

(t)                                    commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(u)                                 create or have any Subsidiary of the Company;

(v)                                 engage in any business or business activity other than as previously conducted;

(w)                               except with respect to grants already outstanding pursuant to the existing terms thereof or as contemplated by this Agreement, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Stock Option Plans, establish any new or additional Stock Option Plan, or amend the Stock Option Plan, or grant any options, warrants or other rights to acquire shares of Company Common Stock;

(x)                                   enter into or amend any agreement that would limit the ability of any of the Company, Buyer or any affiliate of Buyer to operate in a specific area of business or specific geographic area after the closing of the Merger or the transactions contemplated by this Agreement; or

(y)                                 authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions listed in Sections 5.1(a) through (x).

Section 5.2.                                   Access.  The Company shall (i) make available for inspection by Buyer and its Representatives all of the Company’s properties, assets, books of accounts, records (including the work papers of the Company’s independent accountants) and Contracts and any other materials reasonably requested by any of them relating to the Company and its existing and prospective businesses and assets and liabilities at such times as Buyer may reasonably request, (ii) make available to Buyer and its Representatives the officers, other senior management and Representatives of the Company for interviews, at such times as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and liabilities, (iii) help gain reasonable access for Buyer, at such times as Buyer and its Representatives may reasonably request, to the Company’s lenders, creditors, lessors, lessees, licensors, licensees, employees, developers, contractors, distributors, vendors, clients, customers, suppliers, Affiliates or other Persons having a material business relationship with the Company, and (iv) otherwise assist Buyer and its Representatives in becoming familiar with the Company’s existing and prospective businesses and assets and liabilities to such extent and at such times as Buyer and its Representatives may reasonably request.  Any and all such investigations shall be conducted upon reasonable advance notice to the Company, during regular business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company.

Section 5.3.                                   Tax Matters.

(a)                                  The parties to this Agreement intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and neither the Company nor Buyer shall, nor shall they permit any of their respective Subsidiaries to take, or cause to be taken, any action (including agreeing to any transaction or entering into any agreement) that would result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Buyer and the Company shall use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)                                 Officers of Buyer and the Company shall execute and deliver to Fulbright & Jaworski L.L.P., counsel to the Company, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm, including the Effective Time, in connection with any delivery of an opinion by such law firm with respect to the Tax treatment of the Merger.  Each of Buyer and the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.3(b).

(c)                                  The Company shall timely prepare and file any Tax Return required to be filed by the Company before the Closing Date (a “Pre-Closing Tax Return”), and timely pay any Tax reflected thereon.  In addition, the Company shall submit any Pre-Closing Tax Returns that are to be filed after the date hereof to Buyer for approval prior to filing, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will not take any position on such Tax Returns that is inconsistent with past custom and practice.

(d)                                 Buyer will prepare any Tax Return of the Company required to be filed after the Closing Date or which Buyer determines was required to be filed prior to the Closing Date but which was not filed on a timely basis and, subject to the indemnification obligations of Stockholders pursuant to Section 7.1, pay any such Tax reflected thereon.

(e)                                  All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the Stockholders, and the Stockholders and Buyer shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax Laws.  Buyer and the Stockholders will reasonably cooperate with each other to lawfully minimize any such Taxes.

(f)                                    From the date hereof through the Closing Date, the Company shall not effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the Ordinary Course.

Section 5.4.                                   Consents.  The Company shall cooperate and use commercially reasonable efforts to (i) obtain all consents, orders, approvals, authorizations, declarations or filings, and give all notices, in each case which are required to be obtained by applicable Law or otherwise and which are necessary to consummate the Merger and the other transactions contemplated hereby and to comply with all applicable Laws in connection with the consummation of the Merger and the other transactions contemplated hereby and (ii) obtain all consents and give all notices required under any Contract to consummate the Merger and the other transactions contemplated hereby.

Section 5.5.                                   Insurance.  The Company shall keep all insurance policies set forth on Section 2.17 of the Disclosure Schedule, or comparable replacements therefor, in full force and effect through the Effective Time and such that such insurance policies will be in full force and effect immediately following the Effective Time.

Section 5.6.                                   Exclusivity.

(a)                                  From the date of this Agreement to the Closing, neither the Company nor any of its officers, directors, stockholders, Affiliates of stockholders, Representatives or any Representative of the foregoing will, without the prior written approval of Buyer, directly or indirectly, take any of the following actions with any party other than Buyer or its Affiliates:

(i)                                     (A) solicit, initiate or encourage, or take any other action with the intention of facilitating, any inquiries or the making of any proposal that constitutes an Excluded

Transaction Proposal or (B) participate in any discussions or negotiations regarding any Excluded Transaction Proposal;

(ii)                                  disclose or furnish to any Person other than Buyer and its Affiliates any information concerning the assets or business of the Company (A) which is not customarily disclosed to third parties in the Ordinary Course of Business, or (B) in contemplation of any of the types of transactions described in the definition of Excluded Transaction Proposal; or

(iii)                               assist or cooperate with any Person other than Buyer and its Affiliates to make any offer or proposal to consummate or effect any of the types of transactions described in the definition of Excluded Transaction Proposal.

(b)                                 Without limiting Section 5.6(a), it is understood that any violation of the restrictions set forth in Section 5.6(a) by any Person covered by Section 5.6(a), whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of Section 5.6(a) by the Company.

(c)                                  If any of the Persons identified in Section 5.6(a) receives any inquiry, proposal or offer of the nature described in Section 5.6(a), then the Company shall, within one Business Day thereafter, notify Buyer of such inquiry, proposal or offer, indicating the identity of the party making the inquiry, proposal or offer, the material terms, conditions and other aspects of such inquiry, proposal or offer, including the scope of the work at issue and the extent of the contemplated commitment of the Company’s resources and capacity, and a copy of any written materials received from such Person making the inquiry, proposal or offer.

Section 5.7.                                   Notice of Certain Events.

(a)                                  The Company shall promptly notify Buyer of, and furnish Buyer with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may cause any of the conditions to the obligation of Buyer to consummate the Merger set forth in Section 4.2 not being satisfied.  The Company shall promptly notify Buyer of, and furnish Buyer with any information it may reasonably request with respect to, (i) the Company being notified by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company and (ii) the Company having any knowledge of any employee of the Company intending to, or considering, doing the same.

(b)                                 From time to time prior to the Closing, the Company shall have the right to supplement the Disclosure Schedule in writing with respect to any matter occurring after the date of this Agreement that, if such matter had existed or occurred prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided that no such supplement or amendment shall be made later than five (5) Business Days before the Closing Date.  No such supplement or amendment shall have any effect on the Company’s obligation to satisfy the condition to closing set forth in Section 4.2(b); provided, however, if Buyer proceeds with the Closing, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including for indemnification pursuant to Sections 7.1(a), with respect to any matters disclosed to Buyer’s satisfaction at or prior to the Closing pursuant to any such supplement to the extent that such disclosed matters do not constitute a violation of Section 5.1.

Section 5.8.                                   Employee Plans.

(a)                                  Post-Closing Benefit Plan Participation. From and after the Effective Time, Buyer shall cause the Surviving Corporation to give each employee of the Surviving Corporation who shall have been an employee of the Company immediately prior to the Effective Time (the “Continuing Employees”), full credit for prior service with the Company to the extent such service was credited under the Benefit Plans as of the Effective Time, for purposes of eligibility and vesting (but not for benefit accruals under a defined benefit plan) under comparable Surviving Corporation Employee Plans (as defined below), except where such credit would result in a duplication of benefits or not be in accordance with certain Benefit Plan regulations.  In addition, Buyer shall (1) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations have been waived under any Benefit Plan as of the Effective Time for the applicable Continuing Employee and (2) recognize for purposes of annual deductible and out-of-pocket limits payable during the plan year in which the Effective Date occurs under the Benefit Plans that are medical and dental plans and in which the applicable Continuing Employee participates, deductible and out-of-pocket expenses paid by such Continuing Employee in the plan year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, “employee benefit plans” (as defined in Section 3(3) of ERISA), that provide insurance coverage, retirement benefits, severance benefits, disability benefits, vacation accruals or other benefits, to or for the benefit of any Continuing Employee.

(b)                                 Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, the Company unless directed to the contrary by Buyer in writing no less than five (5) business days prior to Effective Time shall terminate any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”).  Unless the Buyer provides such written notice to the Company, no less than five (5) business days prior to the Closing Date, the Company shall, prior to Closing provide the Buyer with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company.  The form and substance of such resolutions shall be subject to review and approval of the Buyer.  The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as the Buyer may reasonably require.

Section 5.9.                                   [RESERVED].

Section 5.10.                             Stockholder Approval.

(a)                                  Within two (2) Business Days after the execution of this Agreement, the Company shall transmit the Information Statement to the Stockholders and shall solicit written consents of the Company’s stockholders granting and effecting the Written Consent.  The Company shall use its reasonable best efforts to procure, file and make effective the Written

Consent within five (5) Business Days, and in any event as promptly as possible, after the execution and delivery of this Agreement.

(b)                                 The Information Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations set forth in Article 7 hereof, the escrow arrangements and the authority of the Stockholder Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms) and (ii) a statement that appraisal rights are available for shares of the Company Common Stock pursuant to Section 262 of the DGCL and a copy of such Section 262.

(c)                                  As expeditiously as possible following the receipt of the Written Consent, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Written Consent has been obtained.  The Company shall also send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their shares of Company Common Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(d)                                 The Company, acting through its Board of Directors, shall include in the Information Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the obligations in the foregoing sentence.

(e)                                  The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or Merger Sub furnished by the Buyer in writing for inclusion in the Information Statement.

(f)                                    The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.11.                             Company’s Auditors.  The Company will provide, and will cause its management and its independent accountants to provide, such information and assistance as the Buyer or its independent accountants may request in order to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by the Buyer to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of interim financial statements and data and (c) the delivery of such representations from the Company’s independent accountants as may be requested by the Buyer or its independent accountants.

Section 5.12.                             Delivery of Stock Ledger and Minute Book of the Company.  The Company shall deliver its stock ledgers and minute books to the Buyer at the Closing.

Section 5.13.                             Director and Officer Indemnification and Insurance.

(a)                                  From and after the Effective Time, it is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company (the “Company D&O Indemnified Parties”), as provided in the Constitutive Documents of the Company, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof shall survive the Merger for the duration of and be subject to the provisions of the “tail” policy of the existing directors’ and officers’ liability insurance policies (the “D & O Insurance”).

(b)                                 Buyer shall cause the Surviving Corporation to purchase a “tail” policy under the Company’s existing D&O Insurance that (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered, or will be covered on or prior to the Effective Time, by the D&O Insurance in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the D&O Insurance in effect on the date hereof. Notwithstanding the foregoing, in no event shall Buyer or the Surviving Corporation be obligated to expend an aggregate amount for such tail policy in excess of 175% of the premium paid by the Company in the year ending December 31, 2010 for D&O Insurance in order to maintain or procure insurance coverage pursuant to this paragraph.

(c)                                  This Section 5.13 shall survive consummation of the Merger at the Effective Time, is intended to benefit the Company, Buyer, the Surviving Corporation and the Company D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

(d)                                 The obligations of Buyer and the Surviving Corporation under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Parties to whom this Section 5.13 applies without the consent of the affected Person (it being expressly agreed that the Company D&O Indemnified Parties to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).

Section 5.14.                             Retention Agreements. The Parties acknowledge that the retention agreements listed on Attachment 1 to Schedule 2.18 of the Disclosure Schedule (collectively, the “Retention Agreements”) provide for certain severance payments and benefits, including up to 12 months of continuing coverage under the Company’s group health plan on the same basis as if the terminated employee’s employment had continued.   The Company will use its reasonable best efforts to amend the Retention Agreements prior to Closing  in order to clarify that such post-termination coverage is being provided pursuant to COBRA, and that the Company’s share of the premium payments for such 12-month period  will be subject to imputed income tax treatment and treated similar to after-tax cash payments for purposes of income tax and reporting purposes.  The Company shall provide the Buyer with drafts  of such amendments no less than five (5) business days prior to Closing for Buyer’s comment and approval.  All amendments shall be prepared and adopted in a manner reasonably satisfactory to Buyer and the Company.

ARTICLE 6
MUTUAL COVENANTS

Section 6.1.                                   Commercially Reasonable Efforts.  From the date of this Agreement to the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated hereby, including (i) obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law required to be obtained or made by either of them which may be necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated hereby, (ii) ensuring that its representations and warranties remain true and correct in all material respects through the Closing Date and (iii) ensuring that the conditions to the obligations of the other Parties to consummate the Merger are satisfied.  Without limiting the foregoing, in the event that (x) any claim, suit, action or proceeding of the type and having any of the effects described in Section 4.2(d) or 4.3(c) is pending or threatened or (y) any Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects described in Section 4.2(d) or 4.3(c) is in effect, then the Company or Buyer, as applicable, shall use commercially reasonable efforts to have such claim, suit, action, proceeding or Legal Restraint vacated, reversed or made to be no longer in effect.

Section 6.2.                                   Publicity.  No Party shall, nor shall any Party permit any of its officers, directors, stockholders, Affiliates, Affiliates of stockholders or Representatives (“Representative Persons”) or any Representative Persons of the foregoing (collectively, the “Other Persons”) to, issue a press release or public announcement or otherwise make any public disclosure or public disclosure to its employees (nor shall the Company communicate with any of its employees or permit any Other Persons to do so, except for communications with such employees required for the Company to satisfy its obligations hereunder) concerning the subject matter of this Agreement (including its existence) without the prior written approval of the other Parties, provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or Nasdaq rule. The Parties acknowledge that the Confidentiality Agreement shall remain in full force and effect until the Closing.

Section 6.3.                                   Expenses.  Except as otherwise set forth below, whether or not the Merger and the other transactions contemplated hereby are consummated, and except as otherwise set forth in Article 7, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, Buyer or Merger Sub shall pay at the Effective Time the amounts set forth on Section 6.3 of the Disclosure Schedule.

Section 6.4.                                   Further Assurances.  From time to time prior to the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 7
INDEMNIFICATION

Section 7.1.                                   Indemnification by the Company Holders.  The Company Holders and the Cashed-Out Holders, severally but not jointly, shall indemnify and hold harmless Buyer, the Surviving Corporation, their direct and indirect subsidiaries and their respective directors, officers, employees, agents and affiliates (collectively, the “Buyer Indemnified Parties”) in respect of, and hold each of them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by any of the Buyer Indemnified Parties resulting from, relating to or constituting:

(a)                                  any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any other agreement, certificate or other instrument executed and delivered by or on behalf of the Company pursuant to this Agreement; and

(b)                                 any failure by the Company or Stockholder Representative, as the case may be, to perform or comply with any covenant applicable to it contained in this Agreement (including, in the case of the covenant set forth in Section 5.14 hereof, Damages reasonably incurred by the Buyer Indemnified Parties as a result of the Company’s failure to obtain the amendments to the Retention Agreements referenced therein, notwithstanding its reasonable best efforts to do so) or any other agreement executed and delivered pursuant to this Agreement.

Section 7.2.                                   Indemnification by Buyer.  Buyer and Surviving Corporation shall indemnify and hold harmless the Company Holders and the Cashed-Out Holders, their direct and indirect subsidiaries and their respective directors, officers, employees, agents and affiliates (collectively, the “Company Indemnified Parties”) in respect of, and hold each of them harmless against any and all Damages incurred or suffered by any of the Company Indemnified Parties resulting from, relating to or constituting:

(a)                                  any breach or inaccuracy of a representation or warranty of Buyer contained in this Agreement or in any other agreement, certificate or other instrument executed and delivered by or on behalf of Buyer pursuant to this Agreement; and

(b)                                 any failure by Buyer to perform or comply with any covenant applicable to it contained in this Agreement or any other agreement executed and delivered pursuant to this Agreement.

Section 7.3.                                   Indemnification Claims.

(a)                                  An Indemnified Party shall give written notification to the Indemnifying Party of either (i) the receipt of a written notice or a written demand that the Indemnified Party determines, in its reasonable discretion, is reasonably likely to result in a claim for which indemnification pursuant to this Article 7 may be brought or (ii) the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 7 may be sought (each a “Third Party Claim”).  Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party, may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any Legal Proceeding involving a Third Party Claim for criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of counsel incurred by the Indemnified Party as a result of protecting or preserving such conflicting interests or different defenses shall be considered Damages for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b)                                 In order to seek indemnification under this Article 7, an Indemnified Party shall give written notification (a “Claim Notice”) to the Indemnifying Party which contains (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 7 for such Damages and a reasonable explanation of the basis therefor.

(c)                                  The Indemnifying Party may make a written objection to any claim for indemnification.  The objection shall be delivered to Buyer and the Escrow Agent, in the case of an objection by the Stockholder Representative, and to the Stockholder Representative, in the case of an objection by Buyer, in each case within 30 days after delivery of the request for indemnification to the Indemnifying Party.

(d)                                 If Buyer and the Stockholder Representative are unable to resolve a claim for indemnification to which an objection has been made within 30 days after delivery of the objection to the Indemnifying Party (as such period may be extended by mutual agreement between the parties), either party may serve the other with a written demand for arbitration within ten days of the expiration of such 30-day period, whether or not a court action has been commenced by any party relating to such dispute, and such demand for arbitration shall be binding on the parties.  Such arbitration shall be held in New York, New York and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator shall be chosen by Buyer and the Stockholder Representative; provided, however, that if Buyer and the Stockholder Representative cannot agree on the arbitrator, either Buyer or the Stockholder Representative can request that the American Arbitration Association select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator regarding any claim for indemnification to which an objection has been made shall be binding and conclusive. The parties agree to complete such arbitration as expeditiously as reasonably possible.

(e)                                  As set forth in Article 12, the Stockholder Representative shall have full power and authority on behalf of each Company Holder and Cashed-Out Holder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Holders and Cashed-Out Holders under this Article 7.  The Stockholder Representative shall have no liability to any Company Holder or Cashed-Out Holder for any action taken or omitted on behalf of the Company Holders or the Cashed-Out Holders pursuant to this Article 7.

Section 7.4.                                   Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party, and (b) shall expire on the first anniversary of the date hereof, other than the representations and warranties included in Sections 2.3, 2.4, 2.16 and 2.24 (the “Fundamental Representations”), which shall expire on the third anniversary of the Closing Date.  If an Indemnified Party delivers to the Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

Section 7.5.                                   Fraud Claims. Notwithstanding any provision of this Agreement to the contrary (including without limitation Section 7.6), nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party to bring any claim, demand, suit or cause of action with respect to intentional misrepresentation or fraud.

Section 7.6.                                   Limitations, Etc.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Company Holders and Cashed-Out Holders for Damages under this Agreement shall not exceed the Escrow Amount and the liability of the Buyer and the Surviving Corporation for Damages under this Agreement shall not exceed $1,000,000.  For purposes solely of this Article 7, all representations and warranties of the Company in Article 2 (other than Section 2.25) shall be construed as if the term “material” and any reference to “Material Adverse Change” (and variations thereof) were omitted from such representations and warranties.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, and subject to the provisions of Section 7.6(a), the aggregate liability of the Company Holders and Cashed-Out Holders for Damages reasonably incurred by Buyer under Section 5.14 shall not exceed $100,000 in the aggregate. For purposes of Section 7.6(b) and Section 7.6(c), Damages reasonably incurred under Section 5.14 shall be deemed to include amounts necessary to make affected employees whole on an after-tax basis for matters described in Section 5.14.

(c)                                  Notwithstanding anything to the contrary herein, the Indemnified Parties shall not be entitled to indemnification pursuant to this Article 7 (except with respect to Damages reasonably incurred by Buyer under Section 5.14) unless and until the total Damages to which the Indemnified Parties are entitled exceed One Hundred Thousand Dollars ($100,000), at which point the Indemnified Parties shall be entitled to collect the full amount of the Damages incurred.

(d)                                 For purposes of this Article 7, the “Value” of a Buyer Share included as a portion of the Escrow Amount (“Escrow Shares”) shall be the Average Share Price ending on the date that such Escrow Shares are distributed by Escrow Agent to Buyer in satisfaction of an obligation or liability of Company Holders and Cashed-Out Holders hereunder (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Shares since the beginning of such period), multiplied by the number of such Escrow Shares.

(e)                                  After the Closing, any Damages for which the Company Holders and Cashed-Out Holders are liable pursuant to this Article 7 shall be satisfied solely and exclusively from the Escrow Amount and the Company Holders and Cashed-Out Holders shall have no liability whatsoever to satisfy any Damages that exceed the Escrow Amount.

(f)                                    Notwithstanding anything to the contrary contained herein, the aggregate liability of any individual Company Holder and Cashed-Out Holder under this Agreement shall not exceed such Person’s pro rata share of the Escrow Amount.

(g)                                 The rights of the parties for indemnification relating to this Agreement and the transactions contemplated hereby contemplated in this Article 7 shall be the sole and exclusive remedies of each of the parties hereto with respect to any Damages arising out of this Agreement and the transactions contemplated hereby.

(h)                                 No Company Holder or Cashed-Out Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any Damages claimed by an Indemnified Party.

(i)                                     The amount of any and all Damages under this Article 7 shall be determined net of (a) any net Tax benefits actually realized (in the form of a reduction of Taxes currently payable or a refund of Taxes currently paid) by any party seeking indemnification hereunder arising from the deductibility of any such Damages and (b) any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Damages.

(j)                                     Notwithstanding any provision of this Agreement to the contrary, no Person shall be liable to any other Person for any consequential, indirect, special, exemplary, or punitive damages of such other Person; provided that Damages actually paid in respect of a Third Party Claims shall not be deemed consequential, incidental, indirect, special, exemplary or punitive damages for purposes of this Agreement.

ARTICLE 8
PRIVATE PLACEMENT

Section 8.1.                                   Private Placement.  The offer and sale of the Buyer Shares are being made pursuant to an exemption from the registration requirements under the Securities Act and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless exception from such registration is available.  No Stockholder may sell, assign, pledge, transfer or otherwise dispose of or encumber any Buyer Shares received by it, him or her except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws until such securities have been registered under the Securities Act and any applicable state laws.  Any transfer or purported transfer in violation of this Section 8.1 shall be voidable by the Buyer, and the Buyer will not be required or obligated to register any transfer of the Buyer Shares in violation of this Section 8.1.  The Buyer may, and may instruct its transfer agent, to place such stop transfer orders as may be required on the transfer books of the Buyer in order to ensure compliance with this Section 8.1.  Each certificate representing Buyer Shares shall be endorsed with a legend in substantially the form set forth below (which shall be removed in accordance with the Registration Rights Agreement):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

“SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (iii) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED THEREUNDER.”

Section 8.2.                                   Registration of Shares.  Buyer shall file with the SEC, within ten (10) days following the Closing, a registration statement on Form S-3 (the “Stockholder Registration Statement”) covering the resale to the public by the Stockholders of the Buyer Shares issuable under this Agreement.  Buyer shall use commercially reasonable efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable following the Closing.  Buyer shall cause the Stockholder Registration Statement to remain effective until the date that is two years after the Closing Date or such earlier time as all of the Buyer Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.  Buyer has not and will not allow for any other shares of Buyer common stock to acquire or have “piggy back” registration rights in respect of any Stockholder Registration Statement.

Section 8.3.                                   Limitations on Registration Rights.

(a)                                  Buyer may, by written notice to the Stockholders, suspend the Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Buyer desires to keep confidential for business reasons, if Buyer determines in good faith that the public disclosure requirements imposed on Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, provided, however, that Buyer shall not have the right to suspend the Stockholder Registration Statement more than once in any twelve-month period, unless otherwise agreed to by the Stockholder Representative.

(b)                                 If Buyer suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of shares pursuant to paragraph (a) above, Buyer shall, as promptly as practicable following the termination of the circumstance which entitled Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement.  If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Buyer shall enclose such revised prospectus with the notice to Stockholders given pursuant to this paragraph (b), and the Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus. For the avoidance of doubt, the suspension of the Stockholder Registration Statement shall not affect the ability of the Stockholders to sell or offer to sell Buyer Shares pursuant to Rule 144 or otherwise than pursuant to the Stockholder Registration Statement, in accordance with any applicable securities laws.

Section 8.4.                                   Registration Procedures.

(a)                                  In connection with the filing by Buyer of the Stockholder Registration Statement, Buyer shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)                                 Buyer shall use commercially reasonable efforts to register or qualify the Buyer Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States, or to exempt the Buyer Shares from the application of such securities laws; provided, however, that Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)                                  If Buyer has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Buyer shall promptly notify the Stockholders and, if requested by Buyer, the Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to Buyer.  Buyer shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(d)                                 Buyer shall pay the expenses incurred by it in complying with its obligations under this Article 8, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Buyer, and fees and expenses of accountants for Buyer but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement.  Buyer shall also pay the fees and expenses of a single counsel retained by or on behalf of the Stockholders, up to an amount not to exceed $5,000.

Section 8.5.                                   Requirements of Stockholders.  Buyer shall not be required to include any Buyer Shares in the Stockholder Registration Statement unless:

(a)                                  the Stockholder owning such shares furnishes to Buyer in writing such information regarding such Stockholder and the proposed sale of Buyer Shares by such Stockholder as Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

(b)                                 such Stockholder shall have provided to Buyer its written agreement:

(i)                                     to indemnify Buyer and each of its directors and officers against, and hold Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this Section 8.5.

Section 8.6.                                   Indemnification.  Buyer agrees to indemnify and hold harmless each Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Buyer by or on behalf of a Stockholder for use in the Stockholder Registration Statement.  Buyer shall have the right to assume the defense and settlement of any claim or suit for which Buyer may be responsible for indemnification under this Section 8.6.

Section 8.7.                                   Assignment of Rights.  A Stockholder may not assign any of its rights under this Article 8 except (i) in connection with the transfer of some or all of his, her or its Buyer Shares to a child or spouse, or trust for their benefit, (ii) in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, or (iii) pursuant to operation of Law (including any merger or consolidation) or the laws of descent and distribution, provided each such transferee agrees in a written instrument delivered to Buyer to be bound by the provisions of this Article 8.

Section 8.8.                                   Eligibility to Use Form S-3; Reports. So long as the Stockholder Registration Statement remains effective, Buyer shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and Buyer shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. Buyer further agrees to file all reports required to be filed by Buyer with the SEC in a timely manner so as to maintain its eligibility for the use of Form S-3. Buyer shall issue a press release describing the material terms of the transaction contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) Business Days following the Closing Date, which press release shall be subject to prior review by the Stockholder Representative. Buyer agrees that such press release shall not disclose the name of the Stockholders unless expressly consented to in writing by the Stockholder Representative or unless required by applicable law or regulation, and then only to the extent of such requirement.

Section 8.9.                                   Rule 144 and Rule 144A.  Buyer shall (a) use commercially reasonable efforts to timely file all reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and (b) take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell the Buyer Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, (ii) Rule 144A or (iii) any similar rule or regulation hereafter adopted by the SEC.

Section 8.10.                             No Integration. Buyer shall not make any offers or sales of any security under circumstances that would require registration of Buyer Shares being offered or sold hereunder under the Securities Act or cause the offering of the Buyer Shares to be integrated with any other offering of securities by Buyer for the purpose of any stockholder approval provision applicable to Buyer or its securities.

ARTICLE 9
TERMINATION

Section 9.1.                                   Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)                                  by written consent of Buyer and the Company;

(b)                                 by either Buyer or the Company if the Merger has not been consummated by January 31, 2011; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(c)                                  by Buyer, if any Legal Restraint having the effect referred to in clauses (i) through (iv) of Section 4.2(d) is in effect and has become final and nonappealable;

(d)                                 by Buyer, if the Company has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to a failure of a condition set forth in Section 4.2(a), (b) or (c) and (ii) has not been cured by the Company within 30 days after the giving of written notice thereof from Buyer;

(e)                                  by the Company, if the Average Share Price of the Buyer Shares for any 5 trading day period ending on a day between the date hereof and the Effective Time decreases by more than 33% of the Average Share Price for the trading day immediately prior to the date of this Agreement;

(f)                                    by the Company, if Buyer has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to a failure of a condition set forth in Section 4.3(a) or (b) and (ii) has not been cured by Buyer within 30 days after the giving of written notice thereof from the Company.

Section 9.2.                                   Effect of Termination.  If this Agreement is terminated and the Merger and the other transactions contemplated hereby are abandoned as described in this Article 9, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 6.2, 6.3 and this Section 9.2; provided that nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Parties of their respective obligations under this Agreement.

ARTICLE 10
DEFINED TERMS

Section 10.1.                             Definitions.  The following capitalized terms have the following meanings:

“401(k) Plan” is defined in Section 5.8.

“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.

“Agreement” means this agreement.

“Ancillary Agreements” means the Certificate of Merger, the Letter of Transmittal, the Lock-up Agreements, the Voting Agreements, the Escrow Agreement, the Exchange Agent Agreement, the Questionnaires and each certificate delivered hereunder.

“Anti-Bribery Rules” is defined in Section 2.26.

“Average Share Price” is defined in Section 1.7(a)(ii).

“Benefit Agreement” means any employment, deferred compensation, severance, termination, retention, change in control, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement between the Company and any Company Personnel, or any agreement between the Company and any Company Personnel, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement.

“Benefit Plan” means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any ERISA Affiliate, in each case, providing benefits to any Company Personnel, and in each case whether written or oral, informal or formal, subject to ERISA or not.  The term “Benefit Plan” shall also include any plan, program, policy, arrangement or Contract with respect to which the Company may have liability (including potential, secondary or contingent liability) under Title IV of ERISA or otherwise.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer SEC Documents” is defined in Section 3.6.

“Buyer Shares” is defined in Section 1.7(a)(iii).

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Cashed-Out Holders” is defined in Section 1.7(d).

“CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980.

“Certificate” is defined in Section 1.7(f).

“Certificate of Merger” is defined in Section 1.3.

“Claim Notice” is defined in Section 7.2(b).

“Closing” is defined in Section 1.2.

“Closing Share Price” is defined in Section 1.7(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Working Capital Statement” is defined in Section 1.8(b).

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the preamble of this Agreement.

“Company Common Stock” is defined in Section 2.4(a).

“Company D&O Indemnified Parties” is defined in Section 5.13.

“Company Holders” is defined in Section 1.7(a).

“Company Indemnified Parties” is defined in Section 7.2.

“Company Intellectual Property” means all Intellectual Property owned, used, under development or filed by or licensed to the Company.

“Company Personnel” means any former or current director, officer, employee, independent contractor or consultant of the Company.

“Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company.

“Company Tax Group” is defined in Section 2.16(a).

“Confidentiality Agreement” means the Confidentiality Agreement between the Buyer and the Company dated July 20, 2010.

“Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and by-laws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding, whether written or oral.

“Controlling Party” is defined in Section 7.2(a).

“Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software) or (ii) assigned, registered or applied for.

“Damages” is defined in Section 7.1.

“Delaware Certificate of Merger” is defined in the preamble of this Agreement.

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Company set forth in Article 2, delivered contemporaneously with this Agreement.

“Dissenting Shares” is defined in Section 1.12.

“Effective Time” is defined in Section 1.3.

“Effective Time Share Consideration” is defined in Section 1.7(a).

“Effective Time Consideration Per Outstanding Company Share” is defined in Section 1.7(a).

“Employee Stock Option” means an option to purchase or acquire shares of Capital Stock of the Company, held by an employee, director or consultant of the Company.

“Environmental Law” means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” is defined in Section 1.7(b)(i)(B).

“Escrow Amount” is defined in Section 1.10(c).

“Escrow Shares” is defined in Section 7.5(c).

“Estimated Working Capital Statement” is defined in Section 1.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder.

“Exchange Agent” is defined in Section 1.9(a).

“Exchange Agent Agreement” is defined in Section 1.9(a).

“Excluded Transaction Proposal” means any inquiry, proposal or offer from any Person other than Buyer or its Representatives related to any (i) direct or indirect acquisition or sale of assets of the Company other than acquisitions or sales of any assets or group of assets in one or more related transactions with a value of less than $100,000 in the Ordinary Course of Business, (ii) issuance or sale of any debt or equity securities of the Company, other than the issuance of shares of Common Stock upon the exercise of options outstanding as of the date of this Agreement, (iii) transfer of any outstanding shares of capital stock of the Company (nor will the Company take any action to encourage, facilitate or effect any such transfer), or (iv) merger, consolidation, business combination, recapitalization or similar transaction involving the Company that would have the effects described in clauses (i), (ii), (iii) or (iv).

“Expected Claim Notice” is defined in Section 7.3.

“Financial Statements” is defined in Section 2.8(a).

“Fundamental Representations” is defined in Section 7.3.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Material” means (i) any substance that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (iii) any waste, gas or other substance or material that is explosive or radioactive; (iv) any “hazardous chemical,” “pollutant,” “contaminant,” “hazardous waste,” “hazardous chemical,” or “toxic chemical” as designated, listed or defined in statue, or regulation (including CERCLA and any other so-called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); and (v) any other substance which may be subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“In-the-Money Option” is defined in Section 1.7(d).

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (x) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xii) all obligations of such Person pursuant to any deferred compensation agreements.

“Indemnified Parties” is defined in Section 1.7.

“Independent Accountant” is defined in Section 1.7(a)(xvi).

“Information Privacy and Security Laws” is defined in Section 2.27.

“Information Statement” shall mean a written information statement containing the information prescribed by Section 5.10.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, confidential information or know-how or (v) other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order or decree.

“Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation.

“Leased Property” is defined in Section 2.12(b).

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Legal Restraints” is defined in Section 4.1(b).

“Letter of Transmittal” is defined in Section 1.9(b).

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Lock-Up Agreement” is defined in Section 4.2(m).

“Mark” means any trademark, trade name, trade dress, service mark or domain name.

“Material Adverse Change” means, with respect to any Party, (a) a material adverse change with respect to the business, assets, properties, results of operations or financial condition of such Party and its Subsidiaries (taken as a whole), or (b) a material adverse effect on the ability of such Party to consummate the transactions contemplated by this Agreement; provided, however, that, in determining whether there has been a Material Adverse Change, any effect resulting from an Excluded Matter shall be disregarded.  “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which such Party or any of its Subsidiaries operates that does not disproportionately affect such Party or its Subsidiaries; (iii) the effect of any action taken by Buyer or its Affiliates (provided such action was without the participation or consent of the Company) with respect to the transactions contemplated hereby or with respect to the Company; (iv) the effect of any changes after the date hereof in applicable Laws or accounting rules not uniquely relating to such Party or its Subsidiaries; (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, including but not limited to any such resulting action or threatened action taken by any Person who is a party to a current or terminated Contract with such Party or its Subsidiaries; (vi) the indirect or consequential effect of any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; and (vii) the failure of the Company to achieve any projected financial result.

“Material Contract” is defined in Section 2.13(a).

“Merger” is defined in the preamble of this Agreement.

“Merger Consideration” is defined in Section 1.7(b).

“Merger Sub” is defined in the preamble of this Agreement.

“Most Recent Audited Financials Date” means March 31, 2010.

“Most Recent Balance Sheet” is defined in Section 2.8(a).

“Most Recent Balance Sheet Date” means November 30, 2010.

“NASDAQ” is defined in Section 1.7(a).

“Net Closing Indebtedness” is defined in Section 1.7(a).

“Non-controlling Party” is defined in Section 7.2(a).

“Objection Deadline Date” is defined in Section 1.8(c).

“Objection Notice” is defined in Section 1.8(c).

“Other Persons” is defined in Section 6.2.

“Ordinary Course of Business” means the ordinary course of business, in substantially the same manner as presently conducted and consistent with past practice, and in compliance with applicable Law.

“Party” means a party to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pre-Closing Tax Return” is defined in Section 5.3(a).

“Products” is defined in Section 2.13(a)(ii).

“PTO” is defined in Section 2.14(c).

“Questionnaires” is defined in Section 2.39.

“Release Date” is defined in Section 1.10(a).

“Release Date Indemnification Amount” is defined in Section 1.10(d).

“Representative Expenses” is defined in Section 12.4(d).

“Representative Persons” is defined in Section 6.2.

“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Restricted Stock” means any Capital Stock of the Company that is subject to a right of repurchase or redemption by the Company, subject to forfeiture back to the Company and/or subject to transfer or lock-up restrictions.

“SEC” is defined in Section 2.18(a).

 “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations of the SEC thereunder.

 “Stock Option” is defined in Section 1.7(d).

“Stock Option Plans” means the Company’s Amended and Restated 1994 Stock Option Plan and 2009 Equity Incentive Plan.

“Stockholders” is defined in Section 1.7(b)(i).

“Stockholder Approval” is defined in Section 2.3(b).

“Stockholder Registration Statement” is defined in Section 8.2.

“Stockholder Representative” is defined in the preamble of this Agreement.

“Subsidiary” means, with respect to any Person, another Person (i) of which 50% or more of any class of Capital Stock are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

“Surviving Corporation” is defined in Section 1.1.

“Target Working Capital” is defined in Section 1.7(a)(xvi).

“Tax” means any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable or related thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 “Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article 7.

 “Transaction Documents” shall mean the Ancillary Agreements and the instruments, certificates and documents, including but not limited to those listed in Article 4 hereof, which are to be executed and delivered by or on behalf of Buyer, Merger Sub, the Company or the Stockholder Representative in connection with this Agreement or the transactions contemplated hereby.

“Transfer” means any sale, offer to sell, contract to sell, short sale, pledge, sale of an option or contract to purchase, purchase of an option or contract to sale, grant of any option, right or warrant to purchase, or any other transfer or disposition.

“Unresolved Objections” is defined in Section 1.8(d)(ii).

“U.S. Export Controls” is defined in Section 2.25.

“Value” is defined in Section 7.5(c).

 “Voting Agreements” is defined in the preamble of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1991.

“Withheld Amount” is defined in Section 7.2(b).

“Working Capital” is defined in Section 1.8(a).

“Working Capital Adjustment” is defined in Section 1.8(e).

“Working Capital Adjustment Shares” is defined in Section 1.7(a)(xi).

“Working Capital Share Amount” is defined in Section 1.7(a)(xii).

“Written Consent” is defined in Section 2.3(b).

Section 10.2.                             Descriptive Headings; Certain Interpretations.

(a)                                  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

(b)                                 Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this

Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1.                             Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 11.1:

(a)                                  if to Buyer or Merger Sub:

Caliper Life Sciences, Inc.

68 Elm Street

Hopkinton, MA  01748

Attention:  Peter F. McAree

Facsimile No.:  (774) 278-2726

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA  02111

Attention: William T. Whelan, Esq.

Facsimile No.: (617) 542-2241

(b)                                 if to the Company:

Cambridge Research & Instrumentation, Inc.

35B Cabot Road

Woburn, MA  01801

Attention:  President

Facsimile No.:  (702) 973-6659

with a copy to:

Fulbright & Jaworski, L.L.P.

666 Fifth Avenue

New York, NY 10103-3198

Attention: Paul Jacobs, Esq. and Steven I. Suzzan, Esq.

Facsimile No.: (212) 318-3400

(c)                                  if to the Stockholder Representative:

Theodore I. Les

P.O. Box 35250

Brighton, MA  02135

Facsimile No.:  (702) 973-6659

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 11.2.                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Buyer, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 11.3.                             Specific Enforcement.  The Parties agree that, subject to Section 9.2, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, subject to Section 9.2, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

Section 11.4.                             Amendment and Waiver.  Any amendment of this Agreement shall be subject to any restrictions contained in the DGCL.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Stockholder Representative (on behalf of the Stockholders).  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver.  No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.5.                             Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

Section 11.6.                             No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 11.7.                             Counterparts.  This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 11.8.                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive law of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.9.                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.10.                       Submission to Jurisdiction; Waiver of Jury Trial.  Except as set forth in Section 7.3(d), each of the Parties (a) submits to the jurisdiction of the United States District Court for the Eastern District of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1.  Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law, except as set forth in Section 7.3(d).  EXCEPT AS SET FORTH IN SECTION 7.3(D), IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO IRREVOCABLY CONSENT TO TRIAL WITHOUT A JURY. NOTWITHSTANDING THE FOREGOING, THE BUYER AND THE STOCKHOLDER REPRESENTATIVE MAY AGREE TO SUBMIT DISPUTES ARISING UNDER THIS AGREEMENT (IN ADDITION TO THOSE DESCRIBED IN SECTION 7.3(D)) TO BINDING ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.3(D).

Section 11.11.                       Construction.

(a)                                  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)                                 Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE 12

STOCKHOLDER REPRESENTATIVE

Section 12.1.                             Appointment of Stockholder Representative.  The approval of this Agreement by the Stockholders shall constitute the following actions binding upon the Stockholders:

(a)                                  the irrevocable authorization, direction and appointment of Theodore Les in his capacity as Stockholder Representative, and not personally, as the sole and exclusive agent, attorney-in-fact and representative of each Stockholder and such Person’s heirs, representatives and successors;

(b)                                 the approval and authorization for all of the arrangements relating thereto, including: (i) the execution, delivery and performance of the Escrow Agreement by the Stockholder Representative, (ii) the receipt and distribution of the Working Capital Adjustment to the Stockholders pursuant hereto, and the receipt and distribution of the Escrow Amount to the Stockholders pursuant to the terms hereof and of the Escrow Agreement; (iii) to consent to the Buyer suspending the Stockholder Registration Statement more than once in any twelve-month period, pursuant to Section 8.3(a) hereto; (iv) the Stockholder Representative’s performance of his obligations under this Agreement and the Escrow Agreement, including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the Stockholders and making any and all determinations which may be required or permitted to be taken by the Stockholder Representative or the Stockholders; and (v) the exercise of such rights, power and authority as are incidental to the foregoing; and

(c)                                  the irrevocable relinquishment of the right of each Stockholder to act independently and other than through the Stockholder Representative with respect to the foregoing, any such rights being irrevocably and exclusively delegated to the Stockholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to Buyer or the Surviving Corporation by a Stockholder, other than through the Stockholder Representative, shall be of no effect, and each notice delivered by Buyer, Merger Sub or the Surviving Corporation to the Stockholder Representative pursuant hereto shall be effective as against each Stockholder.

Section 12.2.                             Acceptance of Stockholder Representative.  The initial Stockholder Representative shall indicate in writing his acceptance of such appointment, effective upon the Stockholder Approval, and his agreement to then be bound by the terms of this Agreement as they relate to the Stockholder Representative and the duties and responsibilities thereof, by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.

Section 12.3.                             Acts of Behalf of Stockholders.  Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative within the scope of his appointment pursuant to this Agreement, shall be absolutely and irrevocably binding on each Stockholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity, but in any event only to the extent of the rights of each such Stockholder in its capacity as a Stockholder holding Company Common Stock, Stock Options or rights in and to the receipt or payment of the Merger Consideration pursuant hereto.

Section 12.4.                             Liability and Authority of Stockholder Representative; Successors and Assigns.

(a)                                  The Stockholder Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by the Stockholder Representative to be genuinely and duly authorized, nor for other action or inaction as the Stockholder Representative, excepting only the willful misconduct or gross negligence of the Stockholder Representative.  If and in the event that the immediately preceding sentence shall not be given effect for any reason, the Stockholder Representative shall be indemnified and held harmless by the Stockholders to the extent of their respective pro rata interests in the Escrow Amount (subject in any event to the claims of Buyer), against and from any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Stockholder Representative in connection with or in furtherance of his performance as such hereunder, except to the extent resulting from, relating to or in respect of any actions constituting only the willful misconduct or gross negligence of the Stockholder Representative, and except covered by insurance.  The Stockholder Representative shall have recourse to the Escrow Amount, to the extent of the Stockholders’ interests therein, to satisfy any claims or obligations in respect of indemnity as herein above provided, and the Stockholders shall upon the approval hereof be deemed to have assented thereto.

(b)                                 The Stockholder Representative may, in all questions arising hereunder or under the Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to anyone, excepting only the willful misconduct or gross negligence of the Stockholder Representative.

(c)                                  The Stockholder Representative shall have full power and authority to represent the Stockholders, and their successors and assigns, within the scope of his appointment pursuant to this Agreement, and all action taken by the Stockholder Representative hereunder and within such scope shall be binding upon the Stockholders, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them.  The appointment of the Stockholder

Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any such Stockholder.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of the Stockholders to: (i) interpret all of the terms and provisions of this Agreement and the Escrow Agreement, and any other agreements contemplated hereby or thereby; (ii) agree to modifications and amendments to this Agreement and any other agreements contemplated hereby so long as such Stockholder Representative determines that such modification will not materially decrease the amount of Merger Consolidation to be received by the Stockholders; (iii) to compromise or settle any claims asserted under this Agreement, the Escrow Agreement, and any other agreements contemplated hereby or thereby, or otherwise in connection with the transactions contemplated by this Agreement; and (iv) authorize payments, delivery or issuance with respect thereto out of the Escrow Amount on behalf of the Stockholders.

(d)                                 Each Stockholder shall be liable pro rata to the extent of his, her or its share of the Escrow Amount for any expenses (including reasonable attorneys’ fees and liability insurance) paid or incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s obligations as Stockholder Representative.

Section 12.5.                             Resignation.

The Stockholder Representative may resign at any time by submitting a written resignation to Buyer and the Stockholders. In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, a successor Stockholder Representative shall be elected by a majority vote of the Stockholders who have any then-existing indemnity obligations or payment rights (whether contingent or absolute) hereunder, with each such holder (or his successor or assign) to be given a vote equal to the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders.  Such holders having then-existing indemnity obligations or contingent payment rights hereunder shall cause to be delivered to Buyer prompt written notice of such election of a successor Stockholder Representative.  Pending the election of a successor Stockholder Representative, such holder holding the largest number of shares of Company Common Stock (excluding any former Stockholder Representative) shall have the right to act as the interim Stockholder Representative (or if he declines, the next largest and successively thereafter).  Each interim and successor Stockholder Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the initial Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any interim or successor Stockholder Representative.  Any successor Stockholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement and the Escrow Agreement applicable to the Stockholder Representative.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CALIPER LIFE SCIENCES, INC.

By:	/S/ E. KEVIN HRUSOVSKY
Name: E. Kevin Hrusovsky
Title: President and CEO

CRICKET ACQUISITION CORPORATION

By:	/S/ E. KEVIN HRUSOVSKY
Name: E. Kevin Hrusovsky
Title: President

CAMBRIDGE RESEARCH & INSTRUMENTATION, INC.

By:	/S/ GEORGE A. ABE
Name: George A. Abe
Title: President and CEO

STOCKHOLDER REPRESENTATIVE

/S/ THEODORE I. LES
Name: Theodore I. Les

EXHIBIT A

FORM OF VOTING AGREEMENT

A-1

EXHIBIT A1

FORM OF CERTIFICATE OF MERGER

A-2

EXHIBIT B

FORM OF ESCROW AGREEMENT

B-1

EXHIBIT C

FORM OF EXCHANGE AGENT AGREEMENT

EXHIBIT D

LETTER OF TRANSMITTAL

EXHIBIT E

FORM OF WRITTEN CONSENT

EXHIBIT F

FORM OF QUESTIONNAIRE

EXHIBIT G

FORM OF LOCK-UP AGREEMENT

I-1